 As filed with the Securities and Exchange Commission on November 1, 2001


                                                Registration No. 333-69530


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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1


                                    TO

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                                   TIVO INC.
            (Exact Name of Registrant as Specified in its Charter)

             Delaware                      2160 Gold Street                    77-0463167
 (State or Other Jurisdiction of       Alviso, California 95002             (I.R.S. Employer
  Incorporation or Organization)            (408) 519-9100               Identification Number)

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                ---------------

                              Michael Ramsay


                         Chief Executive Officer

                                   TiVo Inc.
                               2160 Gold Street
                           Alviso, California 95002
                                (408) 519-9100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                ---------------
                                   Copy To:
                               Alan C. Mendelson
                               Latham & Watkins
                            135 Commonwealth Drive
                         Menlo Park, California 94025
                                (650) 328-4600
                                      and
                               Laura L. Gabriel
                               Latham & Watkins
                       505 Montgomery Street, Suite 1900
                        San Francisco, California 94111
                                (415) 391-0600

                                ---------------
   Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                ---------------

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and is subject to change. + +We may not sell these securities until the registration statement filed with + +the Securities and Exchange Commission is effective. This prospectus is not + +an offer to sell these securities and we are not soliciting offers to buy + +these securities in any state where an offer or sale of these securities is +
+not permitted.                                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               Subject to Completion, Dated November 1, 2001


PROSPECTUS

                                [TIVO INC. LOGO]

                                   TIVO INC.

              $51,750,000 of 7% Convertible Senior Notes Due 2006

   2,682,600 Five-Year Warrants to Purchase 2,682,600 Shares of Common Stock

                         4,064,542 Units Consisting of
  4,064,542 One-Year Warrants to Purchase 4,064,542 Shares of Common Stock and 4,064,542 Five-Year Terminable Warrants to Purchase 1,341,299 Shares of Common
                                     Stock

                      Shares of Common Stock Issuable upon
              Conversion of the Notes and Exercise of the Warrants

  On August 28, 2001, we issued and sold $51,750,000 aggregate principal amount of our 7% Convertible Senior Notes due 2006, 2,682,600 five-year warrants to purchase a total of 2,682,600 shares of our common stock and 4,064,542 units consisting of 4,064,542 one-year warrants to purchase a total of 4,064,542 shares of our common stock and 4,064,542 five-year terminable warrants to purchase a total of 1,341,299 shares of our common stock in a private offering. This prospectus will be used by selling securityholders to resell the notes, the warrants, the units and the common stock issuable upon conversion of the notes and exercise of the warrants.

  Each five-year warrant represents the right to purchase one share of our common stock. Each unit consists of one one-year warrant to purchase one share of our common stock and one five-year terminable warrant to purchase .33 of a share of our common stock. The one-year warrant and the five-year terminable warrant that comprise each unit are not separately transferable, except that upon the exercise of the one-year warrant, the five-year terminable warrant may thereafter be separately transferred.

  Our common stock is quoted on the Nasdaq National Market under the symbol "TIVO." The last reported sale price per share of our common stock on the Nasdaq National Market on November 1, 2001 was $5.55.


  We will not receive any proceeds from the sale by the selling securityholders of the notes, the warrants, the units or the common stock issuable upon conversion of the notes and exercise of the warrants. We will pay all expenses incurred in connection with the registration of the securities. Each selling securityholder will pay any underwriting discounts and commissions with respect to securities sold by it.

  Investing in the notes, the warrants, the units and the common stock issuable upon conversion of the notes and exercise of the warrants involves a high degree of risk. See "Risk Factors" beginning on page 4.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

             The date of this prospectus is November  , 2001.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
   DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS.........................  ii
   PROSPECTUS SUMMARY......................................................   1
   RISK FACTORS............................................................   4
   RATIOS OF EARNINGS TO FIXED CHARGES.....................................   6
   USE OF PROCEEDS.........................................................   7
   PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY.........................   7
   DESCRIPTION OF NOTES....................................................   8
   DESCRIPTION OF FIVE-YEAR WARRANTS.......................................  20
   DESCRIPTION OF UNITS....................................................  24
    DESCRIPTION OF ONE-YEAR WARRANTS.......................................  24
    DESCRIPTION OF FIVE-YEAR TERMINABLE WARRANTS...........................  29
   REGISTRATION RIGHTS.....................................................  34
   DESCRIPTION OF CAPITAL STOCK............................................  38
   SELLING SECURITYHOLDERS.................................................  43
   PLAN OF DISTRIBUTION....................................................  48
   CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES............................  51
   LEGAL MATTERS...........................................................  59
   INDEPENDENT PUBLIC ACCOUNTANTS..........................................  59
   INCORPORATION BY REFERENCE..............................................  59
   WHERE YOU CAN FIND MORE INFORMATION.....................................  60

   We have not authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus as if we had authorized it. The information contained in this prospectus is current only as of the date on the cover page of this prospectus, and may change after that date. We do not imply that there has been no change in the information contained in this prospectus or in our affairs since that date by delivering this prospectus.

   This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to 2160 Gold Street, Alviso, California 95002, or call (408) 519-9100 and ask to speak to someone in our Investor Relations department.

                           FORWARD-LOOKING STATEMENTS

   This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and
Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future product development or financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those terms and other comparable terminology.

   These statements reflect only management's current expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this prospectus are set forth under the heading "Factors that May Affect Future Operating Results" in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as may be updated from time to time by our future filings under the Securities Exchange Act of 1934, and elsewhere in the documents incorporated by reference in this prospectus. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

                               PROSPECTUS SUMMARY

   The following summary contains basic information about us and this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire document and the documents we have referred you to.

                                  The Company

   TiVo Inc. was incorporated in August 1997 as a Delaware corporation. We have developed a subscription-based personal television service which we refer to as the TiVo Service. The TiVo Service provides viewers with the ability to pause, rewind and play back live or recorded television broadcasts, as well as to search for, watch and record programs. The TiVo Service also provides television listings, daily suggestions and special viewing packages. The TiVo Service relies on three key components: the personal video recorder, the TiVo remote control and the TiVo Broadcast Center.

   Our executive offices are located at 2160 Gold Street, PO Box 2160, Alviso, CA 95002, and our telephone number is (408) 519-9100. TiVo, TiVo Central, and TiVolution are registered trademarks of TiVo Inc. TiVo Inc. and the TiVo logo are our service marks. All other service marks and all brand names or trademarks appearing in this prospectus are the property of their respective holders.

                                  The Offering

 Issuer.................. TiVo Inc.

 Securities offered...... $51,750,000 aggregate principal amount of 7%
                          Convertible Senior Notes due 2006, 2,682,600 Five-
                          Year Warrants to purchase a total of 2,682,600 shares
                          of our common stock and 4,064,542 Units consisting of
                          a total of 4,064,542 One-Year Warrants to purchase a
                          total of 4,064,542 shares of our common stock and
                          4,064,542 Five-Year Terminable Warrants to purchase a
                          total of 1,341,299 shares of our common stock.

 Notes

 Interest................ 7% per annum on the principal amount, payable semiannually on each August 15 and February 15,
                          beginning on February 15, 2002, and accruing from
                          August 24, 2001.

 Maturity................ August 15, 2006.

 Conversion.............. The notes are convertible at the option of the holder at any time prior to maturity into common stock,
                          initially at a conversion price of $6.73 per share,
                          subject to the adjustments described in "Description
                          of Notes--Conversion Price Adjustments."

 Provisional redemption.. Subject to the conditions described in "Description of Notes--Provisional Redemption," we may redeem some or all of the notes, at any time before maturity, at a redemption price, in cash, of $1,000 per $1,000 principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

 Repurchase at holder's option
  upon a repurchase event..... You may require us to repurchase your notes, in cash at 110% of the principal amount of the
                               notes plus accrued and unpaid interest, upon
                               certain changes of control and the delisting of
                               our common stock.

 Ranking...................... The notes are our general unsecured obligations and are pari passu in right of payment with all
                               of our existing and future unsecured and
                               unsubordinated indebtedness. The notes are
                               effectively subordinated in right of payment to
                               all existing and future liabilities, including
                               trade payables, if any, of our existing
                               subsidiary any future subsidiaries. We report
                               our financial results on a consolidated basis
                               and therefore do not prepare separate financial
                               statements for our subsidiary; you should
                               consider the possibility that a significant
                               portion of our reported liabilities may be
                               liabilities of our subsidiary. The terms of the
                               indenture do not generally limit our ability to
                               incur additional indebtedness, but do contain
                               limitations on our subsidiaries' ability to
                               incur additional indebtedness.

 Five-Year Warrants

 Exercise..................... Each five-year warrant represents the right to purchase one share of our common stock. The
                               five-year warrants are exercisable at any time
                               on or before August 28, 2006. The exercise price
                               of the five-year warrants is $7.85 per share of
                               our common stock, subject to antidilution
                               adjustment upon the events set forth under
                               "Description of Five-Year Warrants--Exercise by
                               Holders."

 Units

 Composition of units......... Each unit consists of one one-year warrant to purchase one share of our common stock and one
                               five-year terminable warrant to purchase .33 of
                               a share of our common stock.

 Separability................. The one-year warrant and the five-year terminable warrant that comprise each unit are
                               not separately transferable, except that upon
                               the exercise of the one-year warrant, the
                               corresponding five-year terminable warrant may
                               thereafter be separately transferred.

 One-Year Warrants

 Exercise..................... Each one-year warrant represents the right to purchase one share of our common stock. The one-
                               year warrants are exercisable at any time on or
                               before August 28, 2002, subject to early
                               termination as described below. The exercise
                               price of the one-year warrants is $6.73 per
                               share of our common stock, subject to
                               antidilution adjustment upon the events set
                               forth under "Description of One-Year Warrants--
                               Exercise by Holders."

 Early termination of one-year
  warrants at our option...... We may terminate the one-year warrants at any time if the closing price per share of our
                               common stock exceeds 150% of the then effective
                               exercise price for any 20 out of 30 consecutive
                               trading days (which we refer to as the
                               "determination period") and the shelf
                               registration statement is effective and
                               available for use at all times during the period
                               beginning 60 days prior to the date on which we
                               mail notice of the termination of the one-year
                               warrants and

                                ending on the 60th day after the mailing date of the notice of termination, and is expected to remain effective and available for use at least 30 days following such 60th day. If we elect to terminate the one-year warrants, we may only do so if, within 30 days after the end of the determination period, we provide notice of termination to you. The one-year warrants will expire 60 days after the mailing date of the notice of termination.

 Five-Year Terminable Warrants

 Exercise...................... Each five-year terminable warrant represents the right to purchase .33 of a share of our
                                common stock. The five-year terminable warrants
                                are exercisable at any time on or after the
                                separation date for such warrant and on or
                                before August 28, 2006, subject to early
                                termination as described below. The exercise
                                price of the five-year terminable warrants is
                                $7.85 per share of our common stock, subject to
                                antidilution adjustment upon the events set
                                forth under "Description of Five-Year
                                Terminable Warrants--Exercise by Holders."

 Early termination of five-year
  terminable warrants.......... In the event that the one-year warrant included in such unit terminates or expires without
                                having been exercised, the corresponding five-
                                year terminable warrant will also terminate.
                                The termination of the five-year terminable
                                warrant will be effective as of the date of the
                                termination or expiration of the one-year
                                warrant.

 Trading....................... There is no public market for the notes, the warrants or the units and we do not presently
                                intend to list any of the notes, the warrants
                                or the units for trading on any national
                                securities exchange or for inclusion in any
                                automated quotation system. No assurance can be
                                given as to whether any market for the notes,
                                the warrants or the units will develop. Our
                                common stock is currently traded on the Nasdaq
                                National Market under the symbol "TIVO."


 Use of Proceeds........... The selling security holders will receive all of the proceeds from the sale under this prospectus
                            of the notes, the warrants, the units and the
                            common stock issuable upon conversion of the notes
                            and exercise of the warrants.

                                  RISK FACTORS

   An investment in the securities offered by this prospectus involves a high degree of risk. You should consider carefully the following risk factors in addition to the remainder of this prospectus, including the publicly filed periodic reports that we have incorporated by reference into this prospectus, before making an investment decision. Although we describe below certain risks we currently believe are material, such risks and uncertainties are not the only ones we face. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In such case you may lose all or part of your investment.

                            Risks Particular to TiVo

   Before you decide whether to purchase any of our securities offered by this prospectus, in addition to the other information in this prospectus, you should carefully consider the risk factors set forth under the heading "Factors that May Affect Future Operating Results" in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Securities Exchange Act. For more information, see the section entitled "Incorporation by Reference."

                        Risks Relating to the Securities

The notes are effectively subordinated to the debt of our subsidiaries.

   The notes are obligations exclusively of TiVo. Our cash flow and our ability to service our debt, including the notes, is partially dependent upon the earnings of our subsidiaries. Our existing subsidiary is and any future subsidiaries will be separate and distinct legal entities. Our existing subsidiary has and any future subsidiaries will have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments, and are not prohibited generally from incurring indebtedness under the indenture governing the notes. In addition, any payment of dividends, distributions, loans or advances by our existing subsidiary or any future subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our existing subsidiary or any future subsidiaries will also be contingent upon that subsidiary's earnings and business considerations.

   Our right to receive any assets of our existing subsidiary or any future subsidiary upon its liquidation or reorganization, and, therefore, your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of that subsidiary, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

The sale of the notes substantially increased our indebtedness which may make it more difficult to make payments on the notes or to obtain financing in the future.

   As a result of the sale of the notes, we incurred approximately $51.75 million of additional indebtedness. We are not prohibited generally from incurring additional indebtedness under the indenture governing the notes, and we may incur substantial additional indebtedness in the future. The level of our indebtedness, among other things, could:

  . make it difficult for us to make payments on the notes;

  . make it difficult for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

  . limit our flexibility in planning for, or reacting to changes in, our business; and

  . make us more vulnerable in the event of a downturn in our business.

   There can be no assurance that we will be able to meet our debt service obligations, including our obligations under the notes.

We may not be able to pay our debt and other obligations.

   Our earnings were insufficient to cover our fixed charges by approximately $206.4 million during our 2000 fiscal year and by approximately $50.2 million during our fiscal quarter ended April 30, 2001. If the notes had been outstanding during such periods, we would have had insufficient cash flow to pay the amount of interest that would have accrued on the notes during such period, and we cannot assure you that we will be able to pay interest and other amounts due on the notes as and when they become due and payable. If our cash flow is inadequate to meet our obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the notes or our other obligations, we would be in default under the terms of the notes, which would permit the holders of the notes to accelerate the maturity of the notes and could also cause defaults under future indebtedness we may incur. A default could have a material adverse effect on our business, prospects, financial condition and operating results. In addition, we cannot assure you that we would be able to repay amounts due in respect of the notes if payment of the notes were to be accelerated following the occurrence of an event of default as defined in the notes indenture.

There is no public market for the notes.

   There has been no trading market for the notes or the warrants prior to this offering and we do not intend to list the notes, the warrants or the units for trading on any national securities exchange or for inclusion in any automated quotation system. Although Robertson Stephens, Inc. has advised us that it presently intends to make a market in the notes, the warrants and the units, as permitted by applicable laws and regulations, it is not obligated to make a market in the notes or the warrants. Robertson Stephens, Inc. could stop making a market at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934. Accordingly, no market for the notes or the warrants may develop, and any market that develops may not last. If an active market for the notes or the warrants does not develop or is not sustained, the trading price for the notes or warrants could be materially adversely affected.

We may be required to repurchase the notes upon a repurchase event; however, we may not have sufficient funds to do so.

   You may require us to repurchase all or any portion of your notes upon a repurchase event. Although there are currently no restrictions on our ability to pay the repurchase price, future debt agreements may prohibit us from repaying the repurchase price in cash. If we are prohibited from repurchasing the notes, we could seek consent from our lenders to repurchase the notes. If we are unable to obtain their consent, we could attempt to refinance the notes. If we were unable to obtain a consent or refinance, we would be prohibited from repurchasing the notes. If we were unable to repurchase notes upon a repurchase event, it would result in an event of default under our indenture. An event of default under the indenture could result in a further event of default under our other then-existing debt. In addition, the occurrence of the repurchase event may be an event of default under our other debt.

If the conversion price on the notes were reduced, it would result in dilution to the existing holders of our common stock.

   The conversion price on the notes will be reduced if the conversion price is greater than the average closing price per share of our common stock under the situations described under "Description of Notes-- Conversion Price Adjustments--Adjustment in the Event Our Common Stock Price Is Less Than the Conversion Price." In addition, the conversion price on the notes may be reduced if we issue common stock or common stock equivalents at an issuance price (or with respect to common stock equivalents, such additional common stock is issued with a conversion or exercise price per share less than the conversion price of the notes then in effect immediately prior to the issuance) that is lower than the conversion price then in effect immediately prior to the issuance, as more fully described under "Description of Notes--Conversion Price Adjustments--Adjustment upon Issuance of Additional Stock." If the conversion price on the notes is reduced as a result of these adjustments, holders of the notes will receive a greater number of shares of our common stock in connection with the conversion of the notes, thereby resulting in dilution to the existing holders of our common stock.


                      RATIOS OF EARNINGS TO FIXED CHARGES

   Ratios of earnings to fixed charges are computed by dividing earnings by fixed charges. Earnings consist of income before income taxes and amortization of warrant expense in lieu of financing expenses. Fixed charges consist of interest on all indebtedness and amortization of warrant expense in lieu of financing expenses.

   The following table sets forth our ratios of earnings to fixed charges for the periods indicated:

   Period from Aug. 4,                   Year Ended
   1997 (Inception), to   -----------------------------------------  Month ended  Quarter ended
      Dec. 31, 1997       Dec. 31, 1998 Dec. 31, 1999 Dec. 31, 2000 Jan. 31, 2001 Apr. 30, 2001
   --------------------   ------------- ------------- ------------- ------------- -------------
            --                 --            --            --            --            --

   For the above periods, earnings were insufficient to cover fixed charges by $595,000, $9,721,000, $66,565,000, $206,354,000, $19,013,000 and $50,184,000 in
fiscal years 1997, 1998, 1999, 2000, one month transition period ended January 31, 2001, and three months ended April 30, 2001, respectively.

                                USE OF PROCEEDS

   The selling securityholders will receive all of the proceeds from the sale under this prospectus of the notes, the warrants, the units and the common stock issuable upon conversion of the notes and exercise of the warrants. We will not receive any proceeds from these sales.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

   Our common stock is traded on the Nasdaq National Market under the symbol "TIVO." The following table sets forth, for the calendar and other periods indicated, the high and low sale prices per share of the common stock as reported on the Nasdaq National Market:


                                                                 High     Low
                                                                ------- -------
   1999
   Third Quarter............................................... 45.0000 29.5000
   Fourth Quarter.............................................. 59.3750 24.6250

   2000
   First Quarter............................................... 78.7500 30.5000
   Second Quarter.............................................. 37.5000 15.7500
   Third Quarter............................................... 34.9062 16.1875
   Fourth Quarter (ended December 31, 2000).................... 20.3750  4.5625

   2001
   One-month Transitional Period (ended January 31, 2001)......  9.3750  5.5000
   First Quarter (ended April 30, 2001)........................  7.5312  3.9700
   Second Quarter (ended July 31, 2001)........................ 12.2500  4.1000
   Third Quarter (ended October 31, 2001)......................  7.4100  2.7500


                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. We currently intend to retain any earnings to finance the expansion and development of our business. Any future determination of the payment of dividends will be made at the discretion of the board of directors based upon various conditions, including our earnings, future prospects, financial condition and capital requirements as well as economic and business conditions and such other factors as the board of directors may deem relevant.

   Under the terms of the indenture governing the notes, we are restricted from declaring or paying any dividends on, or making any distribution with respect to, our common stock, other than dividends or distributions we make in common stock or of rights pursuant to any stockholders' rights plan we adopt.

   Under the terms of an investment agreement with America Online, Inc., dated as of June 9, 2000, as amended as of September 11, 2000 and January 30, 2001, we issued to America Online, Inc. shares of our Series A convertible preferred stock with certain dividend and voting rights. Dividends on our Series A convertible preferred stock are calculated by multiplying the non-government institutional funds simple average rate by $30.00 per share times the number of shares of our Series A convertible preferred stock outstanding. Dividends on our Series A convertible preferred stock are payable quarterly as declared by our board of directors and accumulate and compound quarterly whether or not declared and to the extent not paid.

                              DESCRIPTION OF NOTES

   We issued the notes under an indenture between us and The Bank of New York, as trustee. The following summary is not complete. It summarizes some, but not all, of the provisions of the notes, the indenture and the registration rights agreement. We have filed a copy of the indenture, the form of the notes and the registration rights agreement as exhibits to the registration statement of which this prospectus is a part, and you should read the actual terms of those documents for the definitive terms and conditions. We will provide to you, upon request, copies of the forms of the notes, indenture and registration rights agreement. As used in this description, the words "we," "us" or "our" do not include any existing or future subsidiary of TiVo Inc.

General

   The notes are our general unsecured obligations and are pari passu in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes are convertible into our common stock. The aggregate principal amount of the notes is $51,750,000. We issued the notes in fully registered, definitive form, denominated in integral multiples of $1,000 and will not be represented by a global security. The notes will mature on August 15, 2006, unless earlier converted, redeemed or repurchased.


   The notes will bear interest at the annual rate shown on the cover page of this prospectus. Interest will accrue on the notes from August 24, 2001. Interest will be paid on each August 15 and February 15 of each year, beginning February 15, 2002 subject to limited exceptions if the notes are converted, redeemed or repurchased prior to an interest payment date. The record dates for payment of interest will be August 1 and February 1. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

   We will maintain an office in the Borough of Manhattan in New York, New York where the notes may be presented for registration, transfer, exchange or conversion. As of the date of this prospectus, this will be an office or agency of The Bank of New York, located at 20 Broad Street, Lower Level, Corporate Trust Reorg. Dept., New York, NY 10005, Attention: Corporate Trust Administration. We may, at our option, pay interest on the notes by check mailed to the registered holders of notes. However, holders of more than $500,000 in principal amount of notes may elect in writing to be paid by wire transfer.


   We are not restricted from incurring indebtedness under the indenture.

   The notes are effectively subordinated in right of payment to all existing and future liabilities, including trade payables, if any, of our existing subsidiary and any future subsidiaries. We report our financial results on a consolidated basis and therefore do not prepare separate financial statements for our subsidiary; you should consider the possibility that a significant portion of our reported liabilities may be liabilities of our subsidiary.

   Holders will not be required to pay a service charge for registration or transfer of their notes. We may, however, require holders to pay any tax or other governmental charge in connection with the transfer. We are not required to exchange or register the transfer of:

  . any note for a period of 15 days before the mailing of the notice of redemption;

  .  any note or portion selected for redemption;

  .  any note or portion surrendered for conversion; or

  . any note or portion surrendered for repurchase but not withdrawn in connection with a repurchase event.

Conversion by Holders

   You may, at your option, convert your notes, in whole or in part, at any time prior to maturity into our common stock at an initial conversion price of $6.73 per share. You may convert notes in denominations of $1,000 and multiples of $1,000.

   The conversion price is subject to adjustment in the three circumstances described below under "--Conversion Price Adjustments."

   If the notes are called for redemption, your conversion rights on the notes called for redemption will expire at the close of business of the last business day before the redemption date, unless we default in payment of the redemption price. If you have submitted your note for repurchase after a repurchase event, you may only convert your note if you deliver a withdrawal notice before the close of business on the last business day before the repurchase date.

   Except as described below, we will not make any adjustment for accrued interest or dividends on common stock upon conversion of the notes. We will pay in cash, on any note surrendered for conversion during the period from the close of business on any interest payment date to which interest has been fully paid through the close of business on the business day preceding the record date for the next such interest payment date, accrued and unpaid interest, if any, to, but excluding, the date of conversion. Any such payment of accrued and unpaid interest will be made within 10 business days after the conversion date. Any note surrendered for conversion during the period from the close of business on the record date for any interest payment date through the close of business on the next business day next preceding such interest payment date will be accompanied by payment of an amount equal to the interest otherwise payable on such interest payment date on the principal amount being converted; provided, however, that no such payment need be made if there exists at the time of conversion a default in the payment of interest on the notes. We will pay a cash adjustment for any fractional shares otherwise issuable upon conversion based on the market price of our common stock on the last business day before the conversion date.

   You can convert your notes by delivering the notes to an office or agency of the trustee in the Borough of Manhattan, The City of New York, along with a duly signed and completed notice of conversion and any other documents required by the indenture, forms of which may be obtained from the trustee. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are delivered. We will use our reasonable best efforts to, within three business days after the conversion date, issue and deliver to the number of full shares of common stock issuable upon conversion, We will deliver any cash payment for fractional shares no later than 10 business days after the date of conversion. If you have previously elected to have us repurchase your notes, you will have to withdraw such election prior to conversion.

   If we have not delivered the number of shares of our common stock issued upon conversion of notes by any holder within 10 business days after the date of conversion with respect to such notes, we will pay that holder liquidated damages in the amount of one percent of the outstanding principal amount of notes converted by that holder. We will pay any such liquidated damages within 10 business days of the date from which such liquidated damages accrued.

   If you deliver a note for conversion, you will not be required to pay any taxes or duties for the issue or delivery of common stock on conversion. However, we will not pay any transfer tax or duty payable as a result of the issuance or delivery of the common stock in a name other than that of the holder of the note. We will not issue or deliver common stock certificates unless we have been paid the amount of any transfer tax or duty or we have been provided satisfactory evidence that the transfer tax or duty has been paid.

Conversion Price Adjustments

 Adjustment in the Event Our Common Stock Price Is Less Than the Conversion
 Price


   The conversion price will be adjusted on November 4, 2001 if the average closing price per share of our common stock for the 10 consecutive trading days preceding November 4, 2001 is less than the conversion price on November 4, 2001, to the greater of such average closing price or the floor price of $4.21 per share. The conversion price will also be adjusted on August 23, 2002 if the average closing price per share of our common stock for the 10 consecutive trading days preceding August 23, 2002 is less than the conversion price on August 23, 2002, to the greater of such average closing price or the floor price of $4.21 per share. In no event will the conversion price be increased by these adjustments. The floor price of $4.21 per share is subject to antidilution adjustment in accordance with any antidilution adjustment to the conversion price described under "--Antidilution Adjustment."

 Adjustment upon Issuance of Additional Stock

   If at any time prior to August 28, 2003, we issue, in a single transaction, additional stock consisting of a primary security plus warrants to purchase our common stock with an effective primary security issuance price that is less than the effective conversion price otherwise in effect immediately prior to such issuance, the conversion price for the notes will be adjusted so that the effective conversion price equals the effective primary security issuance price.

   If at any time prior to August 28, 2003, we issue additional stock in certain circumstances for a per share price that is less than the effective conversion price in effect immediately prior to the issuance (or with respect to additional stock that is a common stock equivalent, such additional stock is issued with a conversion or exercise price per share less than the effective conversion price of the notes then in effect immediately prior to the issuance), the conversion price of the notes will thereupon be adjusted so that the effective conversion price equals the per share price paid for the additional stock (or the conversion or exercise price per share of such additional stock that is a common stock equivalent). In the event that any common stock equivalent constituting such newly issued additional stock contains an adjustment provision pursuant to which the conversion or exercise price of such common stock equivalent may itself be adjusted in certain circumstances and such adjustment occurs, resulting in a reduction of such conversion or exercise price to a price lower than the conversion price then in effect for the notes, regardless of whether such adjustment occurs after August 28, 2003, the conversion price for the notes will be adjusted so that the effective conversion price equals the adjusted new issuance price.

   The term "primary security" means the security, whether in the form of common stock or a common stock equivalent, to which we allocate for income tax purposes the largest percentage of the aggregate purchase price for the primary security plus warrants.

   The term "effective conversion price" means the product of the conversion price for the notes otherwise in effect and 80%, the percentage of the purchase price for the securities offered hereby we will allocate for income tax purposes to the notes. The initial effective conversion price is $5.45.

   The term "effective primary security issuance price" means the product of the per share price, conversion price or exercise price, as applicable, of the primary security and the percentage of the aggregate purchase price for the primary security plus warrants that we allocate for income tax purposes to the primary security.

   The term "additional stock" means any shares of common stock or common stock equivalents issued by us other than:

    . shares of common stock or common stock equivalents issued in a transaction covered by the conversion price adjustments described below in "--Antidilution Adjustment";

    . shares of common stock or common stock equivalents issued for noncash consideration in connection with any arm's length commercial agreement approved by our board of directors, so long as the cumulative aggregate market value of all such shares of common stock, together, with respect to common stock equivalents, with the market value of all shares of common stock into or for which such common stock equivalents are convertible, exchangeable or exercisable, which market value for each such issuance will be measured at the time of such issuance, does not exceed a cumulative aggregate of $20,000,000, as determined in reasonable good faith by our board of directors;

    . shares of common stock and common stock equivalents issued for cash consideration in connection with any arm's length commercial agreement approved by our board of directors, so long as the cumulative aggregate market value of all such shares of common stock, or with respect to common stock equivalents, the cumulative aggregate market value of all shares of common stock into or for which such common stock equivalents are convertible, exchangeable or exercisable, at the time of each such issuance, does not exceed $10,000,000;

    . shares of common stock or common stock equivalents issued or issuable to our employees, consultants or directors directly or pursuant to a stock option plan or restricted stock plan approved by our board of directors;

    . warrants with an exercise price that is equal to or greater than the average closing price of our common stock for the 10 consecutive trading days preceding the date of issuance of such warrants, issued to financial institutions or lessors in connection with commercial credit arrangements or equipment financings;

    . shares of common stock or common stock equivalents issuable upon exercise of common stock equivalents outstanding as of August 28, 2001;

    . shares of common stock or common stock equivalents issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by our board of directors; and

    . shares of common stock issued or issuable upon conversion of the notes or exercise of the warrants.

   The term "common stock equivalents" means:

    . any evidence of indebtedness convertible into, exchangeable for or exercisable for common stock, shares of capital stock, other than common stock, convertible into, exchangeable for or exercisable for common stock or other securities convertible into, exchangeable for or exercisable for common stock; and

    . any rights, options or warrants to subscribe for, purchase or otherwise acquire either common stock or any of the securities described in the preceding clause.

 Antidilution Adjustment

   The conversion price of $6.73 per share will be adjusted if:

  1. we make a dividend or distribution of our common stock on our common stock;

  2. we subdivide or combine our common stock;

  3. we issue rights or warrants to all holders of our common stock to purchase common stock at less than the market price of our common stock on the record date for such issuance;

  4. we make a dividend or distribution to all holders of our common stock of capital stock or evidences of indebtedness or assets, but excluding:

    . dividends, distributions and rights or warrants referred to in (1) and (3) above, or

    . dividends and distributions paid in cash (except as set forth in paragraphs (5) and (6) below);

  5. we make a dividend or distribution consisting exclusively of cash to all holders of common stock if the aggregate amount of these distributions combined together with

    . all other all-cash distributions made within the preceding 12 months in respect of which we made no adjustment plus

    . any cash and the fair market value of other consideration payable in any tender offers by TiVo or any of our subsidiaries for common stock concluded within the preceding 12 months in respect for which we made no adjustment exceeds 10% of TiVo's market capitalization, being the product of the then current market price of the common stock multiplied by the number of shares of our common stock then outstanding;

  6. the purchase of common stock pursuant to a tender offer made by TiVo or any of our subsidiaries involves an aggregate consideration that, together with

    . any cash and the fair market value of any other consideration payable in any other tender offer by TiVo or any of our subsidiaries for common stock expiring within the 12 months preceding such tender offer for which we have made no adjustment plus

    . the aggregate amount of any such all-cash distributions referred to in (5) above to all holders of Common Stock within the 12 months preceding the expiration of the tender offer for which we have made no adjustment exceeds 10% of TiVo's market capitalization on the expiration of such tender offer; or

  7. payment on tender offers or exchange offers by a third party other than TiVo or our subsidiaries if, as of the closing date of the offer, our board of directors does not recommend rejection of the offer. We will only make this adjustment if a tender offer increases the person's ownership to more than 25% of our outstanding common stock and the payment per share is greater than the current market price of the common stock. We will not make this adjustment if the tender offer is a merger or transaction described below under "Consolidation, Merger or Assumption."

   No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments.

   If we implement a new stockholders' rights plan, we will be required under the indenture to provide that the holders of notes will receive the rights upon conversion of the notes, whether or not these rights were separated from the common stock prior to conversion.

   Upon the occurrence of any of the following events, each note then outstanding will, without the consent of the holder of any note, become convertible only into the kind and amount of shares of stock and other securities or property or assets, including cash, receivable upon such event by a holder of a number of shares of common stock issuable upon conversion of such notes immediately prior to such event:

    . reclassification of or change in our outstanding common stock, other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination,

    . consolidation, merger or combination with another person as a result of which our stockholders shall be entitled to receive stock, securities or other property or assets, including cash, with respect to or in exchange for their common stock,

    . a statutory exchange as a result of which our stockholders generally shall be entitled to receive stock, securities or other property or assets, including cash, with respect to or in exchange for their common stock, or

    . sale or conveyance of our properties and assets as, or substantially as, an entirety to any other person as a result of which our stockholders shall be entitled to receive stock, securities or other property or assets, including cash, with respect to or in exchange for their common stock.

This calculation assumes that a sufficient number of authorized shares of common stock are available to convert all of the notes. In addition, this calculation will be made based on the assumption that the holder of common stock failed to exercise any rights of election that holders who were entitled to vote or consent to such transaction may have had to select a particular type of consideration.

   As described under "Certain U.S. Federal Income Tax Consequences," you may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment, or the nonoccurrence of an adjustment, to the conversion price.

   We are permitted to reduce the conversion price of the notes for limited periods of time, if our board of directors deems it advisable. Any such reduction shall be effective for not less than 20 days. We are required to give at least 15 days prior notice of any such reduction. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

Provisional Redemption

   We may redeem the notes, in whole or in part, at any time before maturity at a redemption price, in cash, equal to $1,000 per $1,000 principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. Before August 28, 2004, we may only exercise this right if:

  . the closing price per share of our common stock exceeds 200% of the then effective conversion price (not including the effect of any adjustment that would otherwise have been made on either the effective registration adjustment date or August 23, 2002, as described above under "-- Conversion Price Adjustments--Adjustment in the Event Our Common Stock Price Is Less Than the Conversion Price," or of any additional conversion price adjustment for issuances of common stock or common stock equivalents with an effective per share price lower than the then effective conversion price, as described above under "--Conversion Price Adjustments--Adjustment upon Issuance of Additional Stock") for any 20 out of 30 consecutive trading days and


  . within 10 days following the end of such 30-day period, we mail a notice of redemption to you.

   In order for us to exercise this right prior to the last date on which the registration statement of which this prospectus is a part is required to remain effective and available for use pursuant to the registration rights agreement, the registration statement must be:

  . effective and available for use at all times during the period beginning
    30 days prior to the date of the redemption notice and ending on the earlier of the redemption date or the last date on which the registration statement is required to remain effective and available for use pursuant to the registration rights agreement, and

  . expected to remain effective and available for use until the earlier of 30 days following the redemption date or the last date on which the registration statement is required to remain effective pursuant to the registration rights agreement.

   You may convert your notes into shares of our common stock at any time prior to the redemption date, which may not be less than 60 days nor more than 90 days after the date of mailing of the redemption notice. If we redeem some or all of the notes prior to August 28, 2002, we will make an additional payment in cash with respect to the notes called for redemption in an amount equal to $70 per $1,000 principal amount of the notes, less the amount of any interest we actually paid on the notes before the date we mailed the notice. This payment represents approximately one year's interest. We must make this additional payment on all notes called for provisional redemption, including notes converted after the date we mailed the notice.

Repurchase at Option of Holders upon a Repurchase Event

   If a repurchase event occurs, you will have the right, at your option, to require us to repurchase all or any portion of your notes, in cash, 40 days after we mail holders and the trustee a notice of the repurchase event. The repurchase price we are required to pay will be 110% of the principal amount of the notes submitted for repurchase plus accrued and unpaid interest to, but excluding, the repurchase date. If a repurchase date is an interest payment date, we will pay the interest to the record holder on the record date. If a redemption date, as described above under "--Provisional Redemption," occurs prior to any repurchase date established pursuant to the repurchase notice, provided that we have deposited or set aside an amount of money sufficient to redeem the notes on or before the repurchase date, all such notes will be redeemed and the repurchase rights will have no effect.

   We will be required to mail to holders a notice within 10 days after the occurrence of a repurchase event. The notice must describe the repurchase event, your right to elect repurchase of the notes and the repurchase date. We must deliver a copy of the notice to the trustee and cause a copy, or a summary of the notice, to be published in a newspaper of general circulation in New York, New York. You may exercise your repurchase rights by delivering written notice to us and the trustee. The notice must be accompanied by the notes duly endorsed for transfer to us. You must deliver the exercise notice on or before the close of business on the thirty-fifth calendar day after the mailing date of the repurchase notice.

   A repurchase event will be considered to have occurred if:

  1. our common stock or other common stock into which the notes are convertible is neither listed for trading on a United States national securities exchange nor approved for trading on the Nasdaq National Market or the Nasdaq SmallCap Market, or

  2. one of the following "change in control" events occurs:

      . any person or group becomes a beneficial owner of more than 50% of the voting power of our outstanding securities entitled to vote generally in the election of our directors;

      . our stockholders approve any plan or proposal for our liquidation, dissolution or winding up;

    . we consolidate with or merge into any other corporation or any other corporation merges into us and, as a result, our outstanding common stock is changed or exchanged for other assets or securities unless our stockholders immediately before the transaction own, directly or indirectly, immediately following the transaction at least 51% of the combined voting power of the corporation resulting from the transaction in substantially the same proportion as their ownership of our voting stock immediately before the transaction;

    . we convey, transfer or lease all or substantially all of our assets to any person; or

    . the continuing directors, as defined below, do not constitute a majority of our board of directors at any time.

   However, a change in control will not be deemed to have occurred if:

    . the closing price per share of our common stock for any 5 trading days during the 10 trading days immediately before the change in control is equal to at least 105% of the then effective conversion price and, if such change in control occurs on a date that is prior to the last date on which this registration statement is required to remain effective pursuant to the registration rights agreement, this registration statement is effective and available for use, or

    . all of the consideration, excluding cash payments for fractional shares, in the case of a merger or consolidation or transfer of assets constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market or another established automated over-the-counter trading market in the United States, and as a result of the transaction the notes become convertible solely into that common stock. However, this exception will only apply in the event that the issuer of the common stock has a total market capitalization of at least $150 million and the product of

    . the average daily trading volume of such common stock for the 10 trading days immediately preceding the date on which we execute the definitive agreement with respect to the transaction otherwise constituting a change in control or, in the event no such definitive agreement is executed, the date on which the transaction otherwise constituting a change in control is deemed to have occurred, as we determine in good faith (we refer to either of these dates as the "measurement date") and

    . the average of the daily volume-weighted average per share price of such common stock for the 10 trading days immediately preceding the measurement date exceeds $1.5 million.

   The term "continuing director" means at any date a member of our board of directors:

    . who was a member of our board of directors on the closing date; or

    . who was nominated or elected by at least a majority of the directors who were continuing directors at the time of the nomination or election or whose election to our board of directors was recommended by at least a majority of the directors who were continuing directors at the time of the nomination or election or by a nominating committee whose authority and membership was approved by a majority of the directors who were continuing directors at the time the committee was formed.

   Under the above definition of continuing directors, if our current board of directors approves a new director or directors and then resigned, no change in control would occur, even though all of the current directors would then cease to be in office.

   You may require us to repurchase all or any portion of your notes upon a repurchase event. We may not have sufficient cash funds to repurchase such securities upon a repurchase event. Although there are currently no restrictions on our ability to pay the repurchase price, future debt agreements may prohibit us from repaying the repurchase price in cash. If we are prohibited from repurchasing the notes, we could seek consent from our lenders to repurchase the notes. If we are unable to obtain their consent, we could attempt to refinance the notes. If we were unable to obtain a consent or refinance, we would be prohibited from repurchasing the notes. If we were unable to repurchase notes upon a repurchase event, it would result in an event of default under the indenture. An event of default under the indenture could result in a further event of default under our other then-existing debt. In addition, the occurrence of the repurchase event may be an event of default under our other debt.

   In addition, if we are unable to repurchase on the repurchase date all of the notes as to which the repurchase right has been properly exercised, the aggregate amount of notes we may repurchase will be allocated pro rata among each note surrendered for repurchase, based on the principal amount of the note, in proportion to the aggregate amount of notes surrendered for repurchase.

   The interpretation of the phrase "all or substantially all" used in the definition of change in control would likely depend on the facts and circumstances existing at such time. As a result, there may be uncertainty as to whether or not a sale or transfer of "all or substantially all" of our assets has occurred.

   The change in control feature may not necessarily afford you protection in the event of a highly leveraged transaction, a change in control of us or similar transactions involving us. We could, in the future, enter into transactions, including recapitalizations, that would not constitute a change in control but that would increase the amount of our senior indebtedness or other debt. We are not generally prohibited from incurring indebtedness under the indenture. If we incur significant amounts of additional indebtedness, this could have an adverse effect on our ability to make payments on the notes.

   In addition, our management could undertake leveraged transactions that could constitute a change in control. The board of directors does not have the right under the indenture to limit or waive the repurchase right in the event of these types of leveraged transaction. Our requirement to repurchase notes upon a repurchase event could delay, defer or prevent a change of control. As a result, the repurchase right may discourage:

  .  a merger, consolidation or tender offer;

  .  the assumption of control by a holder of a large block of our shares;
     and

  .  the removal of incumbent management.

   The offer to repurchase could be considered an issuer tender offer under Rule 13e-4 under the Securities Exchange Act of 1934, and we will comply with this rule to the extent applicable.

Events of Default and Remedies

   The following events constitute "events of default" under the indenture:

  . we fail to pay the principal or premium, if any, on any of the notes when due;

  . we fail to pay interest on the notes when due or liquidated damages due under the terms of the registration rights agreement when due if such failure continues for 30 days;

  . we fail to deliver shares of our common stock within 30 calendar days after conversion of a note;

  . we fail to perform any covenant in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

  .  we fail to repurchase any notes after a repurchase event;

  .  we fail to provide timely notice of a repurchase event;

  . we fail or any of our significant subsidiaries fail to make any payment at maturity on any indebtedness (as defined above), including any applicable grace periods, in an amount in excess of $5,000,000, and such amount has not been paid or discharged within 30 days after notice is given in accordance with the indenture;

  . a default by us or any significant subsidiary on any indebtedness (as defined above) that results in the acceleration of indebtedness in an amount in excess of $5,000,000, without this indebtedness being discharged or the acceleration being rescinded or annulled for 30 days after notice is given in accordance with the indenture; or

  . certain events involving bankruptcy, insolvency or reorganization of us or any significant subsidiary under Rule 1-02 of Regulation S-X of the Securities Act of 1933.

   The trustee is generally required under the indenture, within 90 days after it becomes aware of a default, to provide holders written notice of all incurred defaults. However, the trustee may, except in the case of a payment default on the notes, withhold this notice of default if it determines that withholding the notice is in the best interest of the holders.

   If an event of default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of outstanding notes, may declare the principal and premium on the notes to be immediately due and payable. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may rescind the acceleration if all events of default, other than the payment of principal of and accrued interest on the notes that have become due solely because of the acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of bankruptcy, insolvency or reorganization occurs and is continuing with respect to us, all unpaid principal of and accrued interest on the outstanding notes would become due and payable immediately without any declaration or other act on the part of the trustee or holders of notes.

   Holders of a majority in principal amount of outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, subject to specified limitations. Before exercising any right or power under the indenture at the direction of the holders, the trustee will be entitled to receive from such holders reasonable security or indemnity reasonably satisfactory to it against any costs, expenses and liabilities that it might incur as a result.

   Before you may take any action to institute any proceeding relating to the indenture, or to appoint a receiver or a trustee, or for any other remedy, each of the following must occur:

  . you must have given the trustee written notice of a continuing event of default;

  . the holders of at least 25% of the aggregate principal amount of all outstanding notes must make a written request of the trustee to take action because of the default;

  . holders must have offered indemnification reasonably satisfactory to the trustee against the cost, expenses and liabilities of taking action; and

  . the trustee must not have taken action for 60 days after receipt of such notice and offer of indemnification.

   These limitations do not apply to a suit for the enforcement of payment of the principal of or any premium or interest on a note or the right to convert the note in accordance with the indenture.

   Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default, except if:

  .  we fail to pay principal, premium or interest on any note when due;

  .  we fail to convert any note into common stock; or

  . we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

   We will send the trustee annually a statement as to whether we are in default and the nature of any default under the indenture.

Consolidation, Merger or Assumption

   We may not consolidate or merge into another person or sell, lease, convey or transfer all or substantially all of our assets to another person, whether in a single or series of related transactions, unless:

  .  either:

   . in the case of a merger or consolidation that does not involve a transfer of all or substantially all of our property and assets, we are the surviving entity, or

   . the resulting entity is a corporation, limited liability company, partnership or trust and is organized and existing under the laws of the United States, or any state of the United States or the District of Columbia and expressly assumes in writing the due and punctual payment of amounts due on all of the notes and the performance or observance of all of our covenants under the indenture;

  . immediately after giving effect to such transaction, no event of default, and no event that after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

  .  the conditions set forth in the indenture are satisfied.

Certain Covenants

   We have agreed that, so long as $12,937,500 or more in aggregate principal amount of notes remain outstanding, we will not, and will not permit any of our subsidiaries to, directly or indirectly:

  . declare or pay any dividend on, or make any distribution with respect to, our common stock or the common stock of any of our subsidiaries (other than dividends or distributions we make in common stock or of rights pursuant to any stockholders' rights plan we adopt); or

  . purchase, redeem or otherwise acquire for value any of our common stock or common stock of our subsidiaries. These provisions will not, however, prohibit:

   . our compliance with the provisions of our investment agreement with America Online, Inc. pursuant to which we may be required to repurchase shares of common stock held by America Online;

   . the repurchase, redemption or other acquisition for value of any of our common stock in exchange for, or out of the net cash proceeds of the substantially concurrent sale of, any of our other equity interests;

   . the repurchase, redemption or other acquisition for value of any of our common stock held by any of our or our subsidiaries' employees, consultants or directors pursuant to any stock option plan or restricted stock plan, or any employee, consultant, director or management equity subscription agreement or stock option agreement, approved by our board of directors;

   . dividends or distributions by any of our subsidiaries to another of our subsidiaries; or

   . dividends or distributions by any of our subsidiaries to any other holder of our common stock made pro rata to all holders of such subsidiary's common stock.

   We have agreed not to permit any of our existing or future subsidiaries to create incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise, with respect to any indebtedness in excess of a principal amount of $5 million. The foregoing provision will not prohibit the incurrence by any of our subsidiaries of any indebtedness to us or any of our other subsidiaries or the incurrence of indebtedness by any of our subsidiaries to refund, refinance or repurchase outstanding indebtedness of any of our other subsidiaries, provided that there is not outstanding immediately thereafter indebtedness of our subsidiaries in an aggregate amount exceeding $5 million.

   We will file the reports required to be filed by us under the Securities Exchange Act of 1934, and the rules, regulations and policies adopted by the Securities and Exchange Commission thereunder in a timely manner in accordance with the requirements of the Securities Exchange Act of 1934. If at any time we are not required to file these reports, we will, upon the request of any holder of the Notes, make available such information as would be necessary to permit sales of securities of pursuant to Rule 144A under the Securities Act of 1933.

   We have agreed to comply with all applicable laws, including the Securities Act of 1933 and any applicable state securities laws, in connection with the offer and sale of common stock, and other securities and property deliverable, upon conversion of the notes.

Modifications of the Indenture

   From time to time, we and the trustee, without consent of the holders of the notes, may amend or supplement the indenture for certain purposes, including curing defects or inconsistencies or making changes that do not adversely affect the rights of any holder. In other circumstances, the consent of the holders of a majority in principal amount of the outstanding notes affected is required to make a modification or amendment to the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

  .  extend the maturity date of any note;

  . reduce the interest rate or extend the time of payment of interest on any note;

  .  reduce the principal amount or any premium of any note;

  .  reduce any amount payable upon redemption or repurchase of any note;

  . adversely change our obligation to repurchase any note upon a repurchase event;

  . adversely change the holder's right to institute suit for the payment of any note;

  .  change the currency in which any note is payable;

  .  adversely modify the right to convert the notes;

  .  subordinate in right of payment the notes to any other indebtedness; or

  . reduce the percentage required to consent to modifications and amendments.

Satisfaction and Discharge

   We may discharge our obligations under the indenture while notes remain outstanding if:

  . all notes will become due in one year or are scheduled for redemption in one year; and

  . we deposit sufficient funds to pay all outstanding notes on their scheduled maturity or redemption date.

                       DESCRIPTION OF FIVE-YEAR WARRANTS

   We issued the five-year warrants under a warrant agreement between us and The Bank of New York, as warrant agent. The following summary is not complete. It summarizes some, but not all, of the provisions of the five-year warrants, the warrant agreement and the registration rights agreement. We have filed a copy of the warrant agreement, the form of the five-year warrants, and the registration rights agreement as exhibits to the registration statement of which this prospectus is a part, and you should read the actual terms of those documents for the definitive terms and conditions. We will provide to you, upon request, copies of the forms of five-year warrants, the warrant agreement and registration rights agreement. As used in this description, the words "we," "us" or "our" do not include any existing or future subsidiary of TiVo Inc.

General

   Each five-year warrant, when exercised, entitles the holder to purchase one share of our common stock at an exercise price of $7.85 per share. We issued the five-year warrants in definitive registered form. The five-year warrants are not represented by a global security. The exercise price and the number of shares of common stock issuable upon exercise of one five-year warrant are both subject to adjustment as described below.

   The five-year warrants may be exercised at any time on or before 5:00 p.m., New York City time, on August 28, 2006.

   Any five-year warrant not exercised before the close of business on August 28, 2006 will become void, and all the rights of the holder under the five-year warrants and the warrant agreement governing the five-year warrants will cease.

   No fractional shares of common stock will be issued upon exercise of the five-year warrants. If any fraction of a share of common stock otherwise would be issuable on the exercise of any five-year warrant or specified portion of a five-year warrant, we will pay to the holder an amount in cash based on the market price of our common stock on the last business day before the exercise date.

   We will maintain an office in the Borough of Manhattan in New York, New York where the five-year warrants may be presented for registration, transfer, exchange or conversion. As of the date of this prospectus, this will be an office or agency of The Bank of New York, located at 20 Broad Street, Lower Level, Corporate Trust Reorg. Dept., New York, NY 10005, Attention: Corporate Trust Administration.


   Holders will not be required to pay a service charge for registration or transfer of their five-year warrants. We may, however, require holders to pay any tax or other governmental charge in connection with the transfer. We are not required to exchange or register the transfer of:

  .  any five-year warrant or portion selected for expiration; or

  .  any five-year warrant or portion surrendered for exercise.

Exercise by Holders

   You can exercise your five-year warrants by delivering the warrant certificate evidencing the five-year warrants to an office or agency of the warrant agent in the Borough of Manhattan, The City of New York, along with a duly signed and completed notice of exercise and any other documents required by the warrant agreement governing the five-year warrants, forms of which may be obtained from the warrant agent and payment in full of the exercise price for each share of common stock or other security issuable upon exercise of the five-year warrants. The exercise date will be the date on which the warrant certificate, the duly signed and completed notice of exercise, a letter for the holder containing representations and agreements relating to the restrictions on transfer of the shares of common stock issued upon exercise of the five-year warrants and an opinion of counsel if we or the warrant agent requests, except in the case of a cashless exercise, as described below, that is in compliance with Section 3(a)(9) of the Securities Act of 1933, and any other documentation or certifications reasonably requested by us or the warrant agent are delivered. As soon as practicable after the exercise of any five-year warrant as described above, we will issue or cause to be issued to or upon the written order of the registered holder of the warrant certificate evidencing the exercised five-year warrant, a certificate or certificates evidencing the shares of common stock to which the holder is entitled, in fully registered form, registered in such name or names as may be directed by the holder pursuant to notice of exercise.

   The exercise price may be paid:

  . in cash or by certified or official check or by wire transfer to an account designated by us for such purpose;

  . by tendering a principal amount of notes in integral multiples of $1,000, including any accrued interest thereon, equal to, together with any payment of cash pursuant to the bullet point above, the exercise price; or

  . without the payment of cash, which we sometimes refer to as a "cashless exercise," by reducing the number of shares common stock that would be obtainable upon the exercise of one five-year warrant and payment of the exercise price in cash so as to yield a number of shares of common stock upon the exercise of such five-year warrant equal to the product of

   . the number of shares of common stock for which such five-year warrant is exercisable as of the date of exercise, if the exercise price were being paid in cash, and

   .  the cashless exercise ratio.

   The "cashless exercise ratio" is a fraction, the numerator of which is the excess of the current market value per share of common stock based on the market price of our common stock on the last trading day before the exercise date over the exercise price per share as of the last trading day before the exercise date and the denominator of which is the market price per share of the common stock on the last trading day before the exercise date. Upon surrender of one five-year warrant certificate representing more than one five-year warrant in connection with the holder's option to elect a cashless exercise, the number of shares of common stock deliverable upon a cashless exercise shall be equal to the number of shares of common stock issuable upon the exercise of five-year warrants that the holder specifies are to be exercised pursuant to a cashless exercise multiplied by the cashless exercise ratio. All provisions of the warrant agreement governing the five-year warrants shall be applicable with respect to a surrender of a warrant certificate pursuant to a cashless exercise for less than the full number of five-year warrants represented thereby. If any holder exercises less than all of the warrants evidenced by a warrant certificate, a new warrant certificate will be issued to such holder for the remaining number of five-year warrants.

   If you deliver a warrant certificate for exercise, you will not be required to pay any taxes or duties for the issue or delivery of common stock on exercise. However, we will not pay any transfer tax or duty payable as a result of the issuance or delivery of the common stock in a name other than that of the holder of the five-year warrant. We will not issue or deliver common stock certificates unless we have been paid the amount of any transfer tax or duty or we have been provided satisfactory evidence that the transfer tax or duty has been paid.

   The number of shares issuable upon exercise of the five-year warrants and the exercise price of $7.85 per share will be adjusted if:

  1. we make a dividend or distribution of our common stock on our common stock;

  2. we subdivide or combine our common stock;

  3. we issue rights or warrants to all holders of our common stock to purchase common stock at less than the market price of our common stock on the record date for such issuance;

  4. we make a dividend or distribution to all holders of our common stock of capital stock or evidences of indebtedness or assets, but excluding:

    . dividends, distributions and rights or warrants referred to in (1) and (3) above, or

    . dividends and distributions paid exclusively in cash (except as set forth in paragraphs (5) and (6) below);

  5. we make a dividend or distribution consisting exclusively of cash to all holders of common stock if the aggregate amount of these distributions combined together with

    . all other all-cash distributions made within the preceding 12 months in respect of which we made no adjustment plus

    . any cash and the fair market value of other consideration payable in any tender offers by TiVo or any of our subsidiaries for common stock concluded within the preceding 12 months in respect for which we made no adjustment, exceeds 10% of TiVo's market capitalization, being the product of the then current market price of the common stock multiplied by the number of shares of our common stock then outstanding;

  6. the purchase of common stock pursuant to a tender offer made by TiVo or any of our subsidiaries involves an aggregate consideration that, together with

    . any cash and the fair market value of any other consideration payable in any other tender offer by TiVo or any of our subsidiaries for common stock expiring within the 12 months preceding such tender offer for which we have made no adjustment plus

    . the aggregate amount of any such all-cash distributions referred to in (5) above to all holders of common stock within the 12 months preceding the expiration of the tender offer for which we have made no adjustment exceeds 10% of TiVo's market capitalization on the expiration of such tender offer; or

  7. payment on tender offers or exchange offers by a third party other than TiVo or our subsidiaries if, as of the closing date of the offer, our board of directors does not recommend rejection of the offer. We will only make this adjustment if a tender offer increases the person's ownership to more than 25% of our outstanding common stock and the payment per share is greater than the current market price of the common stock. We will not make this adjustment if the tender offer is a merger or transaction described below under "Consolidation, Merger or Assumption."

   If we implement a new stockholders' rights plan, we will be required under the warrant agreement to provide that the holders of five-year warrants will receive the rights upon exercise of the five-year warrants, whether or not these rights were separated from the common stock prior to exercise.

   Upon the occurrence of any of the following events, each five-year warrant then outstanding will, without the consent of the holder of any five-year warrant, become exercisable only into the kind and amount of shares of stock and other securities or property or assets, including cash, receivable upon such event by a holder of a number of shares of common stock issuable upon exercise of such five-year warrants immediately prior to such event:

  . reclassification of or change in our outstanding common stock, other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination,

  . consolidation, merger or combination with another person as a result of which our stockholders shall be entitled to receive stock, securities or other property or assets, including cash, with respect to or in exchange for their common stock,

  . a statutory exchange as a result of which our stockholders generally shall be entitled to receive stock, securities or other property or assets, including cash, with respect to or in exchange for their common stock, or

  . sale or conveyance of our properties and assets as, or substantially as, an entirety to any other person as a result of which our stockholders shall be entitled to receive stock, securities or other property or assets, including cash, with respect to or in exchange for their common stock.

This calculation assumes that a sufficient number of authorized shares of common stock are available to exercise all of the five-year warrants. In addition, this calculation will be made based on the assumption that the holder of common stock failed to exercise any rights of election that holders who were entitled to vote or consent to such transaction may have had to select a particular type of consideration.

   As described under "Certain U.S. Federal Income Tax Consequences," you may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment, or the nonoccurrence of an adjustment, to the exercise price.

   No adjustment in the number of shares issuable upon exercise of the five-year warrants or in the exercise price will be required unless it would result in an increase or decrease of at least one percent in the number of shares issuable upon exercise of the five-year warrants or in the exercise price. Any adjustment not made will be taken into account in subsequent adjustments.

No Rights as Stockholders

   The holders of unexercised five-year warrants are not entitled, as such, to receive cash dividends or other distributions, vote on matters submitted to our stockholders, consent to any action of the stockholders or receive notice of any meeting of the stockholders or any other stockholder proceedings.

Modifications of the Warrant Agreement

   From time to time, we and the warrant agent, without consent of the holders of the five-year warrants, may amend or supplement the warrant agreement for certain purposes, including curing defects or inconsistencies or making changes that do not materially adversely affect the rights of any holder. Any amendment or supplement to the warrant agreement that has a material adverse effect on the interests of the holders of the five-year warrants requires the written consent of the holders of a majority of the then outstanding five-year warrants. The consent of each holder of the five-year warrants affected is required for any amendment pursuant to which the exercise price would be increased, the redemption price of the five-year warrants would be decreased, or the number of warrant shares purchasable upon exercise of five-year warrants would be decreased, other than pursuant to adjustments provided for in the warrant agreement as generally described above and as amended by holders of a majority of the then outstanding five-year warrants.

Certain Covenants

   We will file the reports required to be filed by us under the Securities Exchange Act of 1934, and the rules, regulations and policies adopted by the Securities and Exchange Commission thereunder in a timely manner in accordance with the requirements of the Securities Exchange Act of 1934. If at any time we are not required to file these reports, we will, upon the request of any holder of the five-year warrants, make available such information as would be necessary to permit sales of securities of pursuant to Rule 144A under the Securities Act of 1933.

   We have agreed to comply with all applicable laws, including the Securities Act of 1933 and any applicable state securities laws, in connection with the offer and sale of common stock, and other securities and property deliverable, upon exercise of the five-year warrants.

                              DESCRIPTION OF UNITS

   Each unit consists of one one-year warrant to purchase one share of our common stock and one five-year terminable warrant to purchase .33 of a share of our common stock. The one-year warrant and the five-year terminable warrant that comprise each unit will not be separately transferable, except that upon the exercise of the one-year warrant, the five-year terminable warrant may thereafter be separately transferred. The terms of the one-year warrants and the five-year terminable warrants are described below.

Description of One-Year Warrants

   We issued the one-year warrants under a warrant agreement between us and The Bank of New York, as warrant agent. The following summary is not complete. It summarizes some, but not all, of the provisions of the one-year warrants, the warrant agreement and the registration rights agreement. We have filed a copy of the warrant agreement, the form of the one-year warrants, and the registration rights agreement as exhibits to the registration statement of which this prospectus is a part, and you should read the actual terms of those documents for the definitive terms and conditions. We will provide to you, upon request, copies of the forms of one-year warrants, the warrant agreement and registration rights agreement. As used in this description, the words "we," "us" or "our" do not include any existing or future subsidiary of TiVo Inc.

General

   Each one-year warrant, when exercised, entitles the holder to purchase one share of our common stock at an exercise price of $6.73 per share. We issued the one-year warrants in definitive registered form. The one-year warrants are not represented by a global security. The exercise price and the number of shares of common stock issuable upon exercise of one one-year warrant are both subject to adjustment as described below.

   The one-year warrants may be exercised, unless earlier terminated at our option as set forth below under "--Termination at Our Option," at any time on or before 5:00 p.m., New York City time, on August 28, 2002. The one-year warrants are not separately transferable from the five-year terminable warrants. The one-year warrants and the five-year terminable warrants are separately exercisable. However, the five-year terminable warrants are not exercisable until the one-year warrants with which such five-year terminable warrants comprise units have been exercised, and the units have been separated. See "Description of Five-Year Terminable Warrants--Exercise by Holders."

   Any one-year warrant not terminated or exercised before the close of business August 28, 2002 will become void, and all the rights of the holder under the one-year warrant and the warrant agreement governing the one-year warrants will cease.

   No fractional shares of common stock will be issued upon exercise of the one-year warrants. If any fraction of a share of common stock otherwise would be issuable on the exercise of any one-year warrant or specified portion of a one-year warrant, we will pay to the holder an amount in cash based on the market price of our common stock on the last business day before the exercise date.

   We will maintain an office in the Borough of Manhattan in New York, New York where the one-year warrants may be presented for registration, transfer, exchange or conversion. As of the date of this prospectus, this will be an office or agency of The Bank of New York, located at 20 Broad Street, Lower Level, Corporate Trust Reorg. Dept., New York, NY 10005, Attention: Corporate Trust Administration.


   Holders will not be required to pay a service charge for registration or transfer of their one-year warrants. We may, however, require holders to pay any tax or other governmental charge in connection with the transfer. We are not required to exchange or register the transfer of:

  . any one-year warrant for a period of 15 days before the mailing of the notice of termination;

  . any one-year warrant or portion selected for expiration; or

  . any one-year warrant or portion surrendered for exercise.

Exercise by Holders

   You can exercise your one-year warrants by delivering the warrant certificate evidencing the one-year warrants and the warrant certificate evidencing the five-year terminable warrants to an office or agency of the warrant agent in the Borough of Manhattan, The City of New York, along with a duly signed and completed notice of exercise and any other documents required by the warrant agreement governing the one-year warrants, forms of which may be obtained from the warrant agent and payment in full of the exercise price for each share of common stock or other security issuable upon exercise of the one-year warrants. The exercise date will be the date on which the warrant certificate, the duly signed and completed notice of exercise, a letter for the holder containing representations and agreements relating to the restrictions on transfer of the shares of common stock issued upon exercise of the one-year warrants and an opinion of counsel if we or the warrant agent requests, and any other documentation or certifications reasonably requested by us or the warrant agent are delivered. As soon as practicable after the exercise of any one-year warrant as described above, we will issue or cause to be issued to or upon the written order of the registered holder of the warrant certificate evidencing the exercised one-year warrant, a certificate or certificates evidencing the shares of common stock to which the holder is entitled, in fully registered form, registered in such name or names as may be directed by the holder pursuant to notice of exercise. We will issue or cause to be issued to or upon the written order of the registered holder of the warrant certificate evidencing such five-year terminable warrants, a certificate or certificates evidencing any separated five-year terminable warrants.

   The exercise price must be paid in cash or by certified or official check or by wire transfer to an account designated by us for such purpose. If any holder exercises less than all of the one-year warrants evidenced by a warrant certificate, a new warrant certificate will be issued to such holder for the remaining number of one-year warrants.

   If you deliver a warrant certificate for exercise, you will not be required to pay any taxes or duties for the issue or delivery of common stock on exercise. However, we will not pay any transfer tax or duty payable as a result of the issuance or delivery of the common stock in a name other than that of the holder of the one-year warrant. We will not issue or deliver common stock certificates unless we have been paid the amount of any transfer tax or duty or we have been provided satisfactory evidence that the transfer tax or duty has been paid.

   The number of shares issuable upon exercise of the one-year warrants and the exercise price of $6.73 per share will be adjusted if:

  1. we make a dividend or distribution of our common stock on our common stock;

  2. we subdivide or combine our common stock;

  3. we issue rights or warrants to all holders of our common stock to purchase common stock at less than the market price of our common stock on the record date for such issuance;

  4. we make a dividend or distribution to all holders of our common stock of capital stock or evidences of indebtedness or assets, but excluding:

    . dividends, distributions and rights or warrants referred to in (1) and
      (3) above, or

    . dividends and distributions paid exclusively in cash (except as set forth in paragraphs (5) and (6) below);

  5. we make a dividend or distribution consisting exclusively of cash to all holders of common stock if the aggregate amount of these distributions combined together with

    . all other all-cash distributions made within the preceding 12 months in respect of which we made no adjustment plus

    . any cash and the fair market value of other consideration payable in any tender offers by TiVo or any of our subsidiaries for common stock concluded within the preceding 12 months in respect for which we made no adjustment, exceeds 10% of TiVo's market capitalization, being the product of the then current market price of the common stock multiplied by the number of shares of our common stock then outstanding;

  6. the purchase of common stock pursuant to a tender offer made by TiVo or any of our subsidiaries involves an aggregate consideration that, together with

    . any cash and the fair market value of any other consideration payable in any other tender offer by TiVo or any of our subsidiaries for common stock expiring within the 12 months preceding such tender offer for which we have made no adjustment plus

    . the aggregate amount of any such all-cash distributions referred to in
      (5) above to all holders of common stock within the 12 months preceding the expiration of the tender offer for which we have made no adjustment exceeds 10% of TiVo's market capitalization on the expiration of such tender offer; or

  7. payment on tender offers or exchange offers by a third party other than TiVo or our subsidiaries if, as of the closing date of the offer, our board of directors does not recommend rejection of the offer. We will only make this adjustment if a tender offer increases the person's ownership to more than 25% of our outstanding common stock and the payment per share is greater than the current market price of the common stock. We will not make this adjustment if the tender offer is a merger or transaction described below under "Consolidation, Merger or Assumption."

   If we implement a new stockholders' rights plan, we will be required under the warrant agreement governing the one-year warrants to provide that the holders of one-year warrants will receive the rights upon exercise of the one-year warrants, whether or not these rights were separated from the common stock prior to exercise.

   Upon the occurrence of any of the following events, each one-year warrant then outstanding will, without the consent of the holder of any one-year warrant, become exercisable only into the kind and amount of shares of stock and other securities or property or assets (including cash) receivable upon such event by a holder of a number of shares of common stock issuable upon exercise of such one-year warrants immediately prior to such event:

  . reclassification of or change in our outstanding common stock, other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination,

  . consolidation, merger or combination with another person as a result of which our stockholders shall be entitled to receive stock, securities or other property or assets, including cash, with respect to or in exchange for their common stock,

  . a statutory exchange as a result of which our stockholders generally shall be entitled to receive stock, securities or other property or assets, including cash, with respect to or in exchange for their common stock, or

  . sale or conveyance of our properties and assets as, or substantially as, an entirety to any other person as a result of which our stockholders shall be entitled to receive stock, securities or other property or assets, including cash, with respect to or in exchange for their common stock.

This calculation assumes that a sufficient number of authorized shares of common stock are available to exercise all of the one-year warrants. In addition, this calculation will be made based on the assumption that the holder of common stock failed to exercise any rights of election that holders who were entitled to vote or consent to such transaction may have had to select a particular type of consideration.

   As described under "Certain U.S. Federal Income Tax Consequences," you may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment, or the nonoccurrence of an adjustment, to the exercise price.

   No adjustment in the number of shares issuable upon exercise of the one-year warrants or in the exercise price will be required unless it would result in an increase or decrease of at least one percent in the number of shares issuable upon exercise of the one-year warrants or in the exercise price. Any adjustment not made will be taken into account in subsequent adjustments.

Termination at Our Option

   We may terminate the one-year warrants at any time if the closing price per share of our common stock exceeds 150% of the then effective exercise price for any 20 out of 30 consecutive trading days (we refer to this as the "determination period") and a shelf registration statement covering resales of the common stock issuable upon exercise of the one-year warrants is effective and available for use at all times during the period beginning 60 days prior to the date on which we mail notice of the termination of the one-year warrants and ending on the 60th day after the mailing date of the notice of termination, and is expected to remain effective and available for use at least 30 days following such 60th day. If we elect to terminate the one-year warrants, we may only do so if, within 30 days after the end of the determination period, we provide notice of termination to you. The one-year warrants will expire 60 days after the mailing date of the notice of termination.

No Rights as Stockholders

   The holders of unexercised one-year warrants are not entitled, as such, to receive cash dividends or other distributions, vote on matters submitted to our stockholders, consent to any action of the stockholders or receive notice of any meeting of the stockholders or any other stockholder proceedings.

Modifications of the Warrant Agreement

   From time to time, we and the warrant agent, without consent of the holders of the one-year warrants, may amend or supplement the warrant agreement governing the one-year warrants for certain purposes, including curing defects or inconsistencies or making changes that do not materially adversely affect the rights of any holder. Any amendment or supplement to the warrant agreement governing the one-year warrants that has a material adverse effect on the interests of the holders of the one-year warrants requires the written consent of the holders of a majority of the then outstanding one-year warrants. The consent of each holder of one-year warrants affected is required for any amendment pursuant to which the exercise price would be increased, the redemption price of the one-year warrants would be decreased, or the number of warrant shares purchasable upon exercise of one-year warrants would be decreased, other than pursuant to adjustments provided for in the warrant agreement governing the one-year warrants as generally described above and as amended by holders of a majority of the then outstanding one-year warrants.

Certain Covenants

   We will file the reports required to be filed by us under the Securities Exchange Act of 1934, and the rules, regulations and policies adopted by the Securities and Exchange Commission thereunder in a timely manner in accordance with the requirements of the Securities Exchange Act of 1934. If at any time we are not required to file these reports, we will, upon the request of any holder of the one-year warrants, make available such information as would be necessary to permit sales of securities of pursuant to Rule 144A under the Securities Act of 1933.

   We have agreed to comply with all applicable laws, including the Securities Act of 1933 and any applicable state securities laws, in connection with the offer and sale of common stock, and other securities and property deliverable, upon exercise of the one-year warrants.

Description of Five-Year Terminable Warrants

   We issued the five-year terminable warrants under a warrant agreement between us and The Bank of New York, as warrant agent. The following summary is not complete. It summarizes some, but not all, of the provisions of the five-year terminable warrants, the warrant agreement and the registration rights agreement. We have filed a copy of the warrant agreement, the form of the five-year terminable warrants, and the registration rights agreement as exhibits to the registration statement of which this prospectus is a part, and you should read the actual terms of those documents for the definitive terms and conditions. We will provide to you, upon request, copies of the forms of five-year terminable warrants, the warrant agreement and registration rights agreement. As used in this description, the words "we," "us" or "our" do not include any existing or future subsidiary of TiVo Inc.

General

   Each five-year terminable warrant, when exercised, entitles the holder to purchase .33 of a share of our common stock at an exercise price of $7.85 per share. We issued the five-year terminable warrants in definitive registered form. The five-year terminable warrants are not represented by a global security. The exercise price and the number of shares of common stock issuable upon exercise of one five-year terminable warrant are both subject to adjustment as described below.

   The five-year terminable warrants may be exercised at any time on or before 5:00 p.m., New York City time, on August 28, 2006, subject to early termination as described under "--Termination upon Termination of the One-Year Warrants." The five-year terminable warrants are not separately transferable, except that upon the exercise of the one-year warrant, the five-year terminable warrant may thereafter be separately transferred. The one-year warrants and the five-year terminable warrants are separately exercisable. However, as described below, the five-year terminable warrants are not exercisable until the one-year warrants with which such five-year terminable warrants comprise units have been exercised, and the units have been separated.

   Any five-year terminable warrant not exercised or terminated before the close of business on August 28, 2006 will become void, and all the rights of the holder under the five-year terminable warrants and the warrant agreement governing the five-year terminable warrants will cease.

   No fractional shares of common stock will be issued upon exercise of the five-year terminable warrants. If any fraction of a share of common stock otherwise would be issuable on the exercise of any five-year terminable warrant or specified portion of a five-year terminable warrant, we will pay to the holder an amount in cash based on the market price of our common stock on the last business day before the exercise date.

   We will maintain an office in the Borough of Manhattan in New York, New York where the five-year terminable warrants may be presented for registration, transfer, exchange or conversion. As of the date of this prospectus, this will be an office or agency of The Bank of New York, located at 20 Broad Street, Lower Level, Corporate Trust Reorg. Dept., New York, NY 10005, Attention:
Corporate Trust Administration.


   Holders will not be required to pay a service charge for registration or transfer of their five-year terminable warrants. We may, however, require holders to pay any tax or other governmental charge in connection with the transfer. We are not required to exchange or register the transfer of:

  .  any five-year terminable warrant or portion selected for expiration; or

  .  any five-year terminable warrant or portion surrendered for exercise.

Exercise by Holders

   You can exercise your five-year terminable warrants at any time on or after the separation date for such warrant and on or before August 28, 2006, subject to early termination as described below under "--Termination upon Termination of the One-Year Warrants," by delivering the warrant certificate evidencing the five-year terminable warrants to an office or agency of the warrant agent in the Borough of Manhattan, The City of New York, along with a duly signed and completed notice of exercise and any other documents required by the warrant agreement governing the five-year terminable warrants, forms of which may be obtained from the warrant agent and payment in full of the exercise price for each share of common stock or other security issuable upon exercise of the five-year terminable warrants. The exercise date will be the date on which the warrant certificate, the duly signed and completed notice of exercise, a letter for the holder containing representations and agreements relating to the restrictions on transfer of the shares of common stock issued upon exercise of the five-year terminable warrants and an opinion of counsel if we or the warrant agent requests, except in the case of a cashless exercise, as described below, that is in compliance with Section 3(a)(9) of the Securities Act of 1933, and any other documentation or certifications reasonably requested by us or the warrant agent are delivered. As soon as practicable after the exercise of any five-year terminable warrant as described above, we will issue or cause to be issued to or upon the written order of the registered holder of the warrant certificate evidencing the exercised five-year terminable warrant, a certificate or certificates evidencing the shares of common stock to which the holder is entitled, in fully registered form, registered in such name or names as may be directed by the holder pursuant to notice of exercise.

   The exercise price may be paid:

  . in cash or by certified or official check or by wire transfer to an account designated by us for such purpose;

  . by tendering a principal amount of notes in integral multiples of $1,000, including any accrued interest thereon, equal to, together with any payment of cash pursuant to the bullet point above, the exercise price; or

  . without the payment of cash, which we sometimes refer to as a "cashless exercise," by reducing the number of shares common stock that would be obtainable upon the exercise of one five-year terminable warrant and payment of the exercise price in cash so as to yield a number of shares of common stock upon the exercise of such five-year terminable warrant equal to the product of

    . the number of shares of common stock for which such five-year terminable warrant is exercisable as of the date of exercise, if the exercise price were being paid in cash, and

    .  the cashless exercise ratio.

   The "cashless exercise ratio" is a fraction, the numerator of which is the excess of the current market value per share of common stock based on the market price of our common stock on the last trading day before the exercise date over the exercise price per share as of the last trading day before the exercise date and the denominator of which is the market price per share of the common stock on the last trading day before the exercise date. Upon surrender of one five-year terminable warrant certificate representing more than one five-year terminable warrant in connection with the holder's option to elect a cashless exercise, the number of shares of common stock deliverable upon a cashless exercise shall be equal to the number of shares of common stock issuable upon the exercise of five-year terminable warrants that the holder specifies are to be exercised pursuant to a cashless exercise multiplied by the cashless exercise ratio. All provisions of the warrant agreement governing the five-year terminable warrants shall be applicable with respect to a surrender of a warrant certificate pursuant to a cashless exercise for less than the full number of five-year terminable warrants represented thereby. If any holder exercises less than all of the warrants evidenced by a warrant certificate, a new warrant certificate will be issued to such holder for the remaining number of five-year terminable warrants.

   If you deliver a warrant certificate for exercise, you will not be required to pay any taxes or duties for the issue or delivery of common stock on exercise. However, we will not pay any transfer tax or duty payable as a result of the issuance or delivery of the common stock in a name other than that of the holder of the five-year terminable warrant. We will not issue or deliver common stock certificates unless we have been paid the amount of any transfer tax or duty or we have been provided satisfactory evidence that the transfer tax or duty has been paid.

   The number of shares issuable upon exercise of the five-year terminable warrants and the exercise price of $7.85 per share will be adjusted if:

  1. we make a dividend or distribution of our common stock on our common stock;

  2. we subdivide or combine our common stock;

  3. we issue rights or warrants to all holders of our common stock to purchase common stock at less than the market price of our common stock on the record date for such issuance;

  4. we make a dividend or distribution to all holders of our common stock of capital stock or evidences of indebtedness or assets, but excluding:

    . dividends, distributions and rights or warrants referred to in (1) and (3) above, or

    . dividends and distributions paid exclusively in cash (except as set forth in paragraphs (5) and (6) below);

  5. we make a dividend or distribution consisting exclusively of cash to all holders of common stock if the aggregate amount of these distributions combined together with

    . all other all-cash distributions made within the preceding 12 months in respect of which we made no adjustment plus

    . any cash and the fair market value of other consideration payable in any tender offers by TiVo or any of our subsidiaries for common stock concluded within the preceding 12 months in respect for which we made no adjustment, exceeds 10% of TiVo's market capitalization, being the product of the then current market price of the common stock multiplied by the number of shares of our common stock then outstanding;

  6. the purchase of common stock pursuant to a tender offer made by TiVo or any of our subsidiaries involves an aggregate consideration that, together with

    . any cash and the fair market value of any other consideration payable in any other tender offer by TiVo or any of our subsidiaries for common stock expiring within the 12 months preceding such tender offer for which we have made no adjustment plus

    . the aggregate amount of any such all-cash distributions referred to in (5) above to all holders of common stock within the 12 months preceding the expiration of the tender offer for which we have made no adjustment exceeds 10% of TiVo's market capitalization on the expiration of such tender offer; or

  7. payment on tender offers or exchange offers by a third party other than TiVo or our subsidiaries if, as of the closing date of the offer, our board of directors does not recommend rejection of the offer. We will only make this adjustment if a tender offer increases the person's ownership to more than 25% of our outstanding common stock and the payment per share is greater than the current market price of the common stock. We will not make this adjustment if the tender offer is a merger or transaction described below under "Consolidation, Merger or Assumption."

   If we implement a new stockholders' rights plan, we will be required under the warrant agreement to provide that the holders of five-year terminable warrants will receive the rights upon exercise of the five-year terminable warrants, whether or not these rights were separated from the common stock prior to exercise.

   Upon the occurrence of any of the following events, each five-year terminable warrant then outstanding will, without the consent of the holder of any five-year terminable warrant, become exercisable only into the kind and amount of shares of stock and other securities or property or assets, including cash, receivable upon such event by a holder of a number of shares of common stock issuable upon exercise of such five-year terminable warrants immediately prior to such event:

  . reclassification of or change in our outstanding common stock, other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination,

  . consolidation, merger or combination with another person as a result of which our stockholders shall be entitled to receive stock, securities or other property or assets, including cash, with respect to or in exchange for their common stock,

  . a statutory exchange as a result of which our stockholders generally shall be entitled to receive stock, securities or other property or assets, including cash, with respect to or in exchange for their common stock, or

  . sale or conveyance of our properties and assets as, or substantially as, an entirety to any other person as a result of which our stockholders shall be entitled to receive stock, securities or other property or assets, including cash, with respect to or in exchange for their common stock.

This calculation assumes that a sufficient number of authorized shares of common stock are available to exercise all of the five-year terminable warrants. In addition, this calculation will be made based on the assumption that the holder of common stock failed to exercise any rights of election that holders who were entitled to vote or consent to such transaction may have had to select a particular type of consideration.

   As described under "Certain U.S. Federal Income Tax Consequences," you may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment, or the nonoccurrence of an adjustment, to the exercise price.

   No adjustment in the number of shares issuable upon exercise of the five-year terminable warrants or in the exercise price will be required unless it would result in an increase or decrease of at least one percent in the number of shares issuable upon exercise of the five-year terminable warrants or in the exercise price. Any adjustment not made will be taken into account in subsequent adjustments.

Termination upon Termination of the One-Year Warrants

   With respect to any five-year terminable warrant, if the one-year warrant with which such five-year terminable warrant comprises a unit expires unexercised on August 28, 2002 or terminates as described above under "Description of One-Year Warrants--Termination at Our Option," without having been exercised pursuant to the terms thereof, then such five-year terminable warrant shall become void, and all rights of the holder under the certificate evidencing such five-year terminable warrant and under the warrant agreement governing the five-year terminable warrant shall cease.

No Rights as Stockholders

   The holders of unexercised five-year terminable warrants are not entitled, as such, to receive cash dividends or other distributions, vote on matters submitted to our stockholders, consent to any action of the stockholders or receive notice of any meeting of the stockholders or any other stockholder proceedings.

Modifications of the Warrant Agreement

   From time to time, we and the warrant agent, without consent of the holders of the five-year terminable warrants, may amend or supplement the warrant agreement for certain purposes, including curing defects or inconsistencies or making changes that do not materially adversely affect the rights of any holder. Any amendment or supplement to the warrant agreement that has a material adverse effect on the interests of the holders of the five-year terminable warrants requires the written consent of the holders of a majority of the then outstanding five-year terminable warrants. The consent of each holder of the five-year terminable warrants affected is required for any amendment pursuant to which the exercise price would be increased, the redemption price of the five-year terminable warrants would be decreased, or the number of warrant shares purchasable upon exercise of five-year terminable warrants would be decreased, other than pursuant to adjustments provided for in the warrant agreement as generally described above and as amended by holders of a majority of the then outstanding five-year terminable warrants.

Certain Covenants

   We will file the reports required to be filed by us under the Securities Exchange Act of 1934, and the rules, regulations and policies adopted by the Securities and Exchange Commission thereunder in a timely manner in accordance with the requirements of the Securities Exchange Act of 1934. If at any time we are not required to file these reports, we will, upon the request of any holder of the five-year terminable warrants, make available such information as would be necessary to permit sales of securities of pursuant to Rule 144A under the Securities Act of 1933.

   We have agreed to comply with all applicable laws, including the Securities Act of 1933 and any applicable state securities laws, in connection with the offer and sale of common stock, and other securities and property deliverable, upon exercise of the five-year terminable warrants.

                              REGISTRATION RIGHTS

   On August 28, 2001, we entered into a registration rights agreement with the purchasers of the notes, warrants and units. The following summary is not complete. It summarizes some, but not all, of the provisions of the registration rights agreement. We have filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part, and you should read the actual terms of the agreement for the definitive terms and conditions. We will provide to you, upon request, copies of the registration rights agreement.

   Pursuant to the registration rights agreement, we have filed a shelf registration statement, of which this prospectus is a part. We will generally be required to maintain the effectiveness of the shelf registration statement until the earlier of:

  . the sale of all the registrable securities under the shelf registration statement, or

  . August 28, 2003, provided, however, that in the event that Rule 144(k) under the Securities Act is amended to extend the two-year period after which restricted securities issued to and continuously held by our nonaffiliates are no longer subject to the volume and manner limitations contained in Rule 144 under the Securities Act, the period during which the registration statement is required to remain effective under the registration rights agreement will be extended for such additional period or such shorter period that will terminate upon the sale of all of the registrable securities pursuant to the registration statement.

   We cannot assure you that we will be able to keep the registration statement continuously effective for the required period.

   When we use the term "registrable securities," we mean:

  .  with respect to any note, until the earlier of the following events:

    . the date on which the note has been effectively registered under the Securities Act of 1933 and sold or transferred pursuant to the shelf registration statement;

    . the date on which the note has been distributed to the public pursuant to Rule 144 under the Securities Act of 1933 or is saleable pursuant to Rule 144(k) under the Securities Act of 1933; or

    .  the date on which the note ceases to be outstanding.

  . with respect to shares of common stock issued or issuable upon conversion of the notes, until the earlier of the following events:

    . the date on which such shares of common stock have been effectively registered under the Securities Act of 1933 and sold or transferred pursuant to the shelf registration statement;

    . with respect to shares of common stock issued upon conversion of notes, if such note was effectively registered under the Securities Act of 1933 and sold or transferred pursuant to the shelf registration statement, the date on which such note was so sold or transferred;

    . the date on which such shares of common stock have been distributed to the public pursuant to Rule 144 under the Securities Act of 1933 or are saleable pursuant to Rule 144(k) under the Securities Act of 1933;

    . with respect to shares of common stock issued upon conversion of notes, if such note was distributed to the public pursuant to Rule 144 under the Securities Act of 1933 or was saleable pursuant to Rule 144(k) under the Securities Act of 1933 and if such conversion was in compliance with Section 3(a)(9) of the Securities Act of 1933, the date on which such note was converted; or

    . the date on which such shares of common stock cease to be outstanding;

  .  with respect to any warrant, until the earlier of the following events:

    . the date on which the warrant has been effectively registered under the Securities Act of 1933 and sold or transferred pursuant to the shelf registration statement;

    . the date on which the warrant has been distributed to the public pursuant to Rule 144 under the Securities Act of 1933 or is saleable pursuant to Rule 144(k) under the Securities Act of 1933; or

    .  the date on which the warrant ceases to be outstanding.

  . with respect to shares of common stock issued or issuable upon exercise of the warrants, until the earlier of the following events:

    . the date on which such shares of common stock have been effectively registered under the Securities Act of 1933 and sold or transferred pursuant to the shelf registration statement;

    . with respect to shares of common stock issued upon the exercise of warrants, if such warrant was effectively registered under the Securities Act of 1933 and sold or transferred pursuant to the shelf registration statement, the date on which such warrant was so sold or transferred;

    . the date on which such shares of common stock have been distributed to the public pursuant to Rule 144 under the Securities Act of 1933 or are saleable pursuant to Rule 144(k) under the Act;

    . the date on which such shares of common stock cease to be outstanding; or

    . with respect only to shares of common stock issued upon the "cashless exercise" of five-year warrants or five-year terminable warrants, as described above in "Description of Five-Year Warrants-- Exercise by Holders" and "Description of Units--Description of Five-Year Terminable Warrants--Exercise by Holders," if such five-year warrant or five-year terminable warrant was distributed to the public pursuant to Rule 144 under the Securities Act of 1933 or was saleable pursuant to Rule 144(k) under the Act and such cashless exercise was in compliance with Section 3(a)(9) of the Securities Act of 1933, the date on which such five-year warrant or five-year terminable warrant was exercised.

   In the event that the conversion price of the notes is adjusted as described in the second paragraph under "Description of Notes--Conversion Price Adjustments--Adjustment upon Issuance of Additional Stock," we have agreed to:

  . file with the Securities and Exchange Commission, within 30 days after the date on which the conversion price adjustment occurs, a supplemental shelf registration statement covering the resale of any additional shares of common stock issuable as a result of the conversion price adjustment; and

  . cause the supplemental shelf registration statement to be declared effective as promptly as practicable.

   We are permitted to suspend the use of this prospectus upon:

  . the existence of a fact that would make untrue any material statement contained in this prospectus, the registration statement, any supplemental registration statement, any amendments or supplements to those documents or any documents incorporated by reference into those documents;

  . the existence of any development, as determined in our good faith discretion, that makes it appropriate to suspend the availability of the registration statement and this prospectus or which renders us unable to comply with Securities and Exchange Commission requirements;

  . the issuance of a stop order by the Securities and Exchange Commission with respect to the registration statement;

  . the suspension of the qualification of the securities in any jurisdiction; and

  . the occurrence of the other circumstances specified in the registration rights agreement for 30 days in any period of 365 consecutive days in reliance upon the situation described in the second bullet point above or for 60 days in any period of 365 consecutive days for any reason.

   We agreed to pay predetermined liquidated damages if any of the following registration defaults occurs:

  . we do not file the supplemental shelf registration statement described above within 30 days after the date upon which the conversion price adjustment triggering the filing of the supplemental registration statement is made;

  . the Securities and Exchange Commission does not declare the supplemental shelf registration statement effective within 90 days after the date upon which the conversion price adjustment triggering the filing of the supplemental shelf registration statement is made, but in the event that the Securities and Exchange Commission informs us that it will review the supplemental shelf registration statement or any document included or incorporated therein by reference, or informs us that it will not declare the supplemental shelf registration statement effective during the pendency of its review of any confidential treatment request of ours currently before it, this 90-day period will be extended for an additional 30 days; or

  . this registration statement or the supplemental registration statement, after it has been declared effective, during the period during which we are required under the registration rights agreement to keep such registration statement effective, ceases to be effective or available or if we suspend the use of this prospectus in excess of the permitted time periods described above.

   Liquidated damages will accrue:

  . in respect of the notes or the common stock issued upon conversion of the notes, at the rate of $10.00 per month per $1,000 principal amount of notes held that continue to be registrable securities, or, with respect to the shares of common stock that continue to be registrable securities and were issued upon conversion of the notes, per $1,000 principal amount of notes formerly held that were converted into common stock, provided that, if we do not cure the registration default triggering the payment of liquidated damages within 30 days, the rate will increase by $2.50 per month per $1,000 principal amount of notes held or formerly held up to a maximum rate of $20.00 per month; and

  . in respect of the warrants or the common stock issued upon exercise of the warrants, at the rate of $0.05 per week per $1,000 of aggregate exercise price payable upon exercise of the warrants that continue to be registrable securities or, with respect to the shares of common stock that continue to be registrable securities and were issued upon exercise of the warrants, per $1,000 of aggregate exercise price paid upon exercise of the warrants, provided that, if we do not cure the registration default triggering the payment of liquidated damages within 30 days, the rate will increase by $.25 per week per $1,000 of aggregate exercise payable or paid.

   With respect to the notes, liquidated damages will accrue on a pro rata basis for any portion of a month during which a registration default exists and generally will be payable in arrears on the 15th day of each month. With respect to the warrants, liquidated damages will accrue on a pro rata basis for any portion of a week during which a registration default exists and generally will be payable at the same time as interest payments on the notes. In the event that we default for 30 days in the payment of any installment of liquidated damages under the registration rights agreement when they have become due and payable and:

  . within 60 days after such 30-day cure period described in the preceding paragraph there has not been a declaration of default under the indenture such that the principal of and premium, if any, on the notes and the interest accrued thereon are due and payable immediately or

  .  any such declaration has been waived, as provided in the indenture,

then we will be liable to any holder who would otherwise have been entitled to such liquidated damages for any actual damages incurred by such holder.

   Holders of the securities are required to deliver the information required by the notice and questionnaire attached as an exhibit to the registration rights agreement to us to be used in connection with this prospectus within the time periods set forth in the registration rights agreement in order to have their securities included in this prospectus or in a supplement to this prospectus. A holder who sells securities pursuant to the registration statement generally will be required to be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers and be bound by the provisions of the registration rights agreement (including indemnification provisions).

                          DESCRIPTION OF CAPITAL STOCK

   The following description of the material terms of our capital stock is qualified by reference to our certificate of incorporation, the certificate of designations of Series B junior participating preferred stock, the Rights Agreement and the warrants described below.

General

   Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 5,000,000 shares have been designated Series A convertible preferred stock and 1,500,000 shares have been designated Series B junior participating preferred stock. As of October 30, 2001, there were 44,073,107 shares of common stock outstanding, 2,711,861 shares of Series A convertible preferred stock outstanding and no shares of Series B junior participating preferred stock outstanding.


Description of Common Stock

   The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect our entire board of directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to our board of directors.

   The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors, in its discretion, from funds legally available therefor and subject to prior dividend rights of holders of any shares of preferred stock which may be outstanding.

   Bank credit agreements that we may enter into from time to time and debt securities that we may issue from time to time may restrict our ability to declare or pay dividends on our common stock. Upon our liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of preferred stock, the holders of common stock are entitled to receive on a pro rata basis our remaining assets available for distribution. There are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All outstanding shares of common stock are, and all shares of common stock issuable upon conversion or exercise of the securities being offered by this prospectus will be, fully paid and not liable to further calls or assessment by us.

   Pursuant to our Rights Agreement, each share of TiVo common stock trades with a right to purchase Series B junior participating preferred stock under certain circumstances. For a description of these rights, see""--Certain Anti-Takeover, Limited Liability and Indemnification Provisions--Stockholder Rights Plan" below.

Description of Preferred Stock

   Under our certificate of incorporation, our board of directors is authorized without further stockholder action to provide for the issuance of our preferred stock, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of a series of such stock adopted, at any time or from time to time, by our board of directors. As used herein, the term "board of directors" includes any duly authorized committee thereof. The issuance of the preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.

 Series A Convertible Preferred Stock

   Pursuant to an Investment Agreement between us and AOL, in September 2000, we issued 2,711,861 shares of Series A convertible preferred stock at $30.00 per share to AOL. Each share of the Series A convertible preferred stock is initially convertible into one share of common stock, subject to adjustment for stock splits, dividends, combinations, reclassifications or similar transactions, as provided in our Amended and Restated Certificate of Incorporation. The Series A convertible preferred stock is convertible upon AOL's option or is mandatorily convertible if the price of our common stock exceeds $30.00 per share for 18 trading days in any 20 consecutive trading day period. Upon our liquidation, dissolution or winding up, the holders of the Series A convertible preferred stock shall be entitled to receive, in preference to any holders of common stock or any other series of preferred stock, an amount per share in cash equal to the greater of:

  . the original purchase price of the Series A convertible preferred stock
    (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus the amount of all accrued and unpaid dividends; and

  . an amount equal to the amount the holders of the Series A convertible preferred stock would have received upon liquidation, dissolution or winding up had such holders converted their shares of Series A convertible preferred stock.

   Except as otherwise requested by law, the Series A convertible preferred stock is entitled to vote together with the shares of the common stock and not as a separate class, at any annual or special meeting of stockholders upon the following basis: each holder of shares of Series A convertible preferred stock shall be entitled to such number of votes as shall be equal to the whole number of shares of common stock into which such holder's shares of Series A convertible preferred stock are convertible immediately after the close of business on the record date fixed for such meeting. The vote of the holders of at least a majority of the outstanding shares of Series A convertible preferred stock, voting separately as a class, is necessary to effect amendments or alterations of our charter, if such amendments or alterations adversely affect the Series A convertible preferred stock in a discriminatory manner; any adverse alteration or change in the voting powers, preferences, dividend rights, or other special rights or privileges, qualifications, limitations or restrictions of the Series A convertible preferred stock; any increase or decrease in the number of authorized or issued shares of our Series A convertible preferred stock; any authorization or creation of any new class or series of stock or any other securities convertible into our equity securities ranking on a parity with or senior to the Series A convertible preferred stock; any redemption, repurchase, payment of dividends or other distributions with respect to common stock or other series of preferred stock, unless the Series A convertible preferred stock is permitted to participate in the redemption; and certain asset transfers, acquisitions, mergers or consolidations or combinations with or into any other corporation.

   Under the terms of the First Amendment to the Investment Agreement, if the set-top box launch of the integrated product to be jointly developed by us and AOL does not occur by December 31, 2001, and AOL has not committed a material breach of the Commercial Agreement or the Company has breached its obligations with respect to the financial covenants, then AOL would have a put option pursuant to which AOL could require us to repurchase from AOL the number of shares of Series A redeemable convertible preferred stock which have an initial liquidation value of $91.5 million. If all the shares of Series A redeemable convertible preferred stock have an aggregate initial liquidation value of less than $91.5 million, then AOL could require us to repurchase the number of shares of common stock having a value equal to the difference between that aggregate initial liquidation value and $91.5 million. In the event that the set-top box launch occurred after the planned launch date, but prior to the exercise of the put option, the put option would immediately expire.

   The Second Amendment to the Investment Agreement modified the terms of AOL's put option with respect to the Series A convertible preferred stock held by AOL. Under the Second Amendment, the Company could be required to repurchase that number of shares of Series A convertible preferred stock having a liquidation value of $48.0 million, which is equal to the amount of the funds remaining in the restricted cash account, following AOL's release of $43.5 million of restricted cash in January 2001, excluding any interest earned on such funds.

 Series B Junior Participating Preferred Stock

   In connection with the adoption of the Rights Plan, our board has designated 1,500,000 shares of preferred stock as Series B junior participating preferred stock. Each share of Series B preferred stock purchasable upon exercise of the rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per share of common stock. In the event of our liquidation, dissolution or winding up, the holders of the Series B preferred stock will be entitled to a minimum preferential liquidation payment of $100 per share, plus any accrued but unpaid dividends, but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series B preferred stock will have 100 votes and will vote together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Series B preferred stock will be entitled to receive 100 times the amount received per share of common stock. Shares of Series B preferred stock will not be redeemable. These rights are protected by customary antidilution provisions. Because of the nature of the dividend, liquidation and voting rights of the Series B preferred stock, the value of one one-hundredth of a share of Series B preferred stock purchasable upon exercise of each right should approximate the value of one share of common stock.

Warrants

 Initial Common Stock Warrants A and B

   In conjunction with AOL's investment in September 2000, we issued two initial warrants to AOL to purchase common stock. The terms of the warrants were amended in January 2001 and currently provide as follows.

  . Initial Warrant A--To purchase 2,308,475 shares of common stock at $7.29 per share.

  . Initial Warrant B--To purchase 295,428 shares of common stock at $7.29 per share.

   Initial Warrant A expires on December 31, 2001, and Initial Warrant B expires December 31, 2003. The number and kind of securities purchasable upon the exercise of these warrants, and the corresponding exercise price, are subject to adjustment for stock splits, dividends, combinations, reclassifications or similar transactions.

 Performance Warrants

   In conjunction with AOL's investment in September 2000, we also issued two performance warrants to AOL to purchase common stock. If AOL meets certain performance criteria, described in the Product Integration and Marketing Agreement between AOL and TiVo, dated as of June 9, 2000, the warrants are exercisable as follows:

  . Performance Warrant A--To purchase up to 2,603,903 shares of common stock at the exercise price described below. Performance Warrant A may be exercised within six months following the execution of a binding contractual commitment between AOL and TiVo to market a jointly developed integrated service to 1,500,000 activated users on Time Warner cable systems.

  . Performance Warrant B--To purchase up to 2,603,903 shares of common stock at the exercise price described below. Performance Warrant B may be exercised within the six month period following the date on which AOL notifies TiVo that 1,500,000 activated users of the integrated service exist at one time.

   Additionally, Performance Warrants A and B would also become exercisable immediately upon the occurrence of either a material breach of the Product Integration and Marketing Agreement, by us or if we enter into a definitive agreement for a change of control. The performance warrants would expire on the earlier of September 11, 2003 or in the event that AOL commits a material breach of the Commercial Agreement.

 DIRECTV Warrants

   In connection with a Warrant and Registration Rights Agreement between us and DIRECTV, dated as of October 6, 2000, DIRECTV earns the right to purchase shares of our common stock in connection with each sale of the DIRECTV receiver with a TiVo recorder.

Registration Rights

   Under the terms of the Stockholders and Registration Rights Agreement by and between us and AOL, dated as of June 9, 2000, AOL or any of its transferees may request a registration of the common stock issued in connection with the Investment Agreement, or the common stock issuable upon conversion of the Series A preferred stock or the exercise of the warrants, provided, however, that we will not be required to effect more than four such requested registrations. In addition, if we register any of our common stock either for our own account or for the account of other security holders, AOL may include its shares in such registrations. In the case of an underwritten offering, AOL's right to include shares in the registration is subject to the ability of the underwriters to limit the number of shares included in the offering, provided, however, that in such event, no shares of other selling holders may be included in the registration statement unless all of AOL's shares are included. AOL has waived its registration rights with respect to this registration statement.

   Under the terms of the Warrant and Registration Rights Agreement with DIRECTV, DIRECTV has been granted certain registration rights with respect to the shares of common stock underlying any performance warrants that may have accrued to DIRECTV. DIRECTV may request up to three registrations of such shares on a Form S-3 for shares with an anticipated offering price of at least $1,000,000. In addition, if we register any of our common stock either for our own account or for the account of other security holders, DIRECTV may, subject to the rights of AOL under the Stockholder and Registration Rights Agreement, to include their shares in the registration. In the case of an underwritten offering, DIRECTV's right to include shares in the registration is subject to the ability of the underwriters to limit the number of shares included in the offering, provided, however, that in such event, DIRECTV's right to include its shares are expressly subordinate to the rights of AOL under the Stockholder and Registration Rights Agreement. DIRECTV has waived its registration rights with respect to this registration statement.

Certain Anti-Takeover, Limited Liability and Indemnification Provisions

 Section 203 of the Delaware General Corporation Law

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of
Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and employees, owns or, within three years prior, did own 15% or more of the corporation's voting stock.

 Stockholder Action; Special Meetings of Stockholders

   Our certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by our board of directors, the chairman of the board of directors or our chief executive officer.

 Our Board of Directors

   Our certificate of incorporation and bylaws also provide that directors may be removed only for cause by a vote of a majority of the stockholders and that vacancies on the board of directors created either by resignation, death, disqualification, removal or by an increase in the size of the board of directors may be filled by a majority of the directors in office, although less than a quorum. Our certificate of incorporation also provides for a classified board of directors and specifies that the authorized number of directors may be changed only by resolution of the board of directors. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management.

 Stockholder Rights Plan

   Our board of directors has adopted a stockholder rights plan. The stockholder rights plan provides for a dividend distribution of one right on each share of common stock. Each right entitles the holder to buy 1/100th of a share of our Series B junior participating preferred stock at an exercise price of $60. Subject to limited exceptions, the rights will become exercisable following the tenth day after a person or group announces acquisition of 15% or more of our common stock, and thereby becomes an "acquiring person," or announces commencement of a tender offer or exchange offer, the consummation of which would result in the ownership by the person or group of 15% or more of our common stock. We will be entitled to redeem the rights at $0.01 per right at any time prior to the time that a person or group becomes an acquiring person.

   The operation of the stockholder rights plan could make it more difficult for us to be acquired by another company, even if our acquisition is in the best interests of our stockholders. The rights will cause substantial dilution to a person or group that acquires 15% or more of TiVo stock on terms not approved by the board of directors.

   The rights will expire in January 2011 unless earlier redeemed, exchanged or terminated. Wells Fargo Shareowner Services is the rights agent.

Transfer Agent and Registrar

   Wells Fargo Shareowner Services is the transfer agent and registrar for our common stock.

                            SELLING SECURITYHOLDERS

   We originally issued the notes, the warrants and the units in a transaction exempt from the registration requirements of the Securities Act to persons we reasonably believed to be accredited investors as defined in Regulation D under the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes, warrants, units and shares of common stock into which the notes are convertible or for which the warrants are exercisable.

   The following tables set forth information with respect to the selling securityholders and the principal amounts of notes, warrants, units and common stock beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information, as of August 23, 2001, which was provided to us by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes, warrants, units or the common stock underlying the notes and warrants. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes, warrants or units since the date on which they provided the information regarding their notes, warrants and units. Because the selling securityholders may offer all or some portion of the notes, the warrants, the units or the common stock, we cannot estimate the amount of the notes, warrants, units, common stock or the percentage of our outstanding securities that will be held by the selling securityholders upon termination of any of these sales.

                           NOTES, WARRANTS AND UNITS

   The percentage of notes outstanding beneficially owned by each selling securityholder is based on $51,750,000 aggregate principal amount of notes outstanding.

                                                Number of Units
                                                 Consisting of
                                                 One One-Year             Number of   Percentage of   Percentage of
                           Principal  Number of Warrant and One Number of Five-Year    Outstanding     Outstanding
                           Amount of  Five-Year    Five-Year    One-Year  Terminable Principal Amount Warrants and
                             Notes    Warrants    Terminable    Warrants   Warrants   of Notes Owned   Units Owned
                            Offered    Offered  Warrant Offered  Offered   Offered     Prior to the   Prior to the
          Name              Hereby    Hereby(1)    Hereby(2)    Hereby(3) Hereby(4)      Offering       Offering
          ----            ----------- --------- --------------- --------- ---------- ---------------- -------------
National Broadcasting
 Company, Inc.(5).......  $10,000,000   490,196      742,721      742,721   742,721        19.3%           18.3%
British Sky Broadcasting
 Group plc(6)...........  $ 7,000,000   343,137      519,905      519,905   519,905        13.5%           12.8%
Discovery
 Communications,
 Inc.(7)................  $ 5,000,000   245,098      371,361      371,361   371,361         9.7%            9.1%
RGC International
 Investors, LDC.........  $ 5,000,000   245,098      371,361      371,361   371,361         9.7%            9.1%
Capital Ventures
 International..........  $ 4,500,000   220,588      334,225      334,225   334,225         8.7%            8.2%
JMG Triton Offshore
 Fund, Ltd. ............  $ 3,500,000   171,569      259,952      259,952   259,952         6.8%            6.4%
JMG Capital Partners,
 L.P. ..................  $ 3,500,000   171,569      259,952      259,952   259,952         6.8%            6.4%
Gryphon Master Fund,
 L.P. ..................  $ 2,000,000    98,039      148,544      148,544   148,544         3.9%            3.7%
Langley Partners,
 L.P. ..................  $ 2,000,000    98,039      148,544      148,544   148,544         3.9%            3.7%
Woodmont Investments
 Ltd. ..................  $ 1,500,000    73,529      111,408      111,408   111,408         2.9%            2.7%
Newberg Family Trust....  $ 1,500,000    73,529      111,408      111,408   111,408         2.9%            2.7%
R/2/ CAPS, Ltd. ........  $ 1,200,000    58,824       89,127       89,127    89,127         2.3%            2.2%
Castle Creek Technology
 Partners LLC...........  $ 1,000,000    49,020       74,272       74,272    74,272         1.9%            1.8%
Cohanzick Partners
 L.P. ..................  $ 1,000,000    49,020       74,272       74,272    74,272         1.9%            1.8%
Shepherd Trading Ltd. ..  $ 1,000,000    49,020       74,272       74,272    74,272         1.9%            1.8%
Reliant Trading ........  $ 1,000,000    49,020       74,272       74,272    74,272         1.9%            1.8%
Sagamore Hill Hub Fund,
 Ltd. ..................  $   500,000    24,510       37,136       37,136    37,136         1.0%              *
Macke Asset Management..  $   500,000    24,510       37,136       37,136    37,136         1.0%              *
Alan Mendelson(8).......  $    50,000     2,451        3,714        3,714     3,714           *               *
Robertson Stephens,
 Inc.(9)................          --    145,834      220,960      220,960   220,960          --             5.4%
  Total.................  $51,750,000 2,682,600    4,064,542    4,064,542 4,064,542       100.0%          100.0%

--------
  * Less than one percent.

 (1) Each five-year warrant represents the right to purchase one share of our common stock.

 (2) Each unit consists of one one-year warrant and one five-year terminable warrant.

 (3) Each one-year warrant represents the right to purchase one share of our common stock. The one-year warrant and the five-year terminable warrant comprise a unit. The one-year warrant is not separately transferable.

 (4) Each five-year terminable warrant represents the right to purchase .33 of a share of our common stock. The one-year warrant and the five-year terminable warrant comprise a unit. Upon the exercise of the one-year warrant, the five-year terminable warrant may thereafter be separately transferred.

 (5) David Zaslav, president of NBC Cable, Inc., a division of National Broadcasting Company, Inc., is a member of our board of directors.

 (6) We have a commercial relationship with British Sky Broadcasting Group plc, pursuant to an agreement dated February 25, 2000.

 (7) John S. Hendricks, chairman and chief executive officer of Discovery Communications, Inc., is a member of our board of directors. We also have a commercial relationship with Discovery Communications, Inc.

 (8) Alan Mendelson is a partner at Latham & Watkins, counsel to TiVo. Mr. Mendelson is also the secretary of TiVo.

 (9) We issued the warrants to Robertson Stephens, Inc. as partial compensation for its services as placement agent in connection with the private placement of the notes, warrants and units.

                                  COMMON STOCK


                                                                                                             Number of
                                                                             Number of       Number of    Shares Issuable
                              Number of                     Number of     Shares Issuable Shares Issuable  upon Exercise
                              Shares of        % of      Shares Issuable   upon Exercise   upon Exercise   of Five-Year
                             Common Stock  Outstanding   upon Conversion   of Five-Year     of One-Year     Terminable
                             Owned Prior   Common Stock   of Notes and     Warrants and    Warrants and    Warrants and
                                  to      Owned Prior to  Available for    Available for   Available for   Available for
           Name              Offering(1)  Offering(1)(2)    Resale(3)        Resale(4)       Resale(5)       Resale(6)
           ----              ------------ -------------- ---------------  --------------- --------------- ---------------
National Broadcasting
 Company, Inc. (7).........   1,013,513        2.3%         1,485,884(8)       490,196         742,721         245,097
                                                            2,375,296(9)
British Sky Broadcasting
 Group plc(10).............         --          --          1,040,118(8)       343,137         519,905         171,568
                                                            1,662,707(9)
Discovery
 Communications, Inc.(11)..     720,461        1.6%           742,942(8)       245,098         371,361         122,549
                                                            1,187,648(9)
RGC International
 Investors, LDC............         --          --            742,942(8)       245,098         371,361         122,549
                                                            1,187,648(9)
Capital Ventures
 International.............         --          --            668,647(8)       220,588         334,225         110,294
                                                            1,068,883(9)
JMG Triton Offshore
 Fund, Ltd.................         --          --            520,059(8)       171,569         259,952          85,784
                                                              831,353(9)
JMG Capital Partners, LP...         --          --            520,059(8)       171,569         259,952          85,784
                                                              831,353(9)
Gryphon Master Fund,
 L.P. .....................         --          --            297,176(8)        98,039         148,544          49,019
                                                              475,059(9)
Langley Partners, L.P......         --          --            297,176(8)        98,039         148,544          49,019
                                                              475,059(9)
Woodmont Investments Ltd...         --          --            222,882(8)        73,529         111,408          36,764
                                                              356,294(9)
Newberg Family Trust.......         --          --            222,882(8)        73,529         111,408          36,764
                                                              356,294(9)
R/2/ CAPS, Ltd.............         --          --            178,306(8)        58,824          89,127          29,411
                                                              285,035(9)
Castle Creek Technology
 Partners LLC..............         --          --            148,588(8)        49,020          74,272          24,509
                                                              237,529(9)
Cohanzick Partners L.P.....         --          --            148,588(8)        49,020          74,272          24,509
                                                              237,529(9)
Shepherd Trading Ltd.......         --          --            148,588(8)        49,020          74,272          24,509
                                                              237,529(9)
Reliant Trading............         --          --            148,588(8)        49,020          74,272          24,509
                                                              237,529(9)
Sagamore Hill Hub Fund,
 Ltd.......................         --          --             74,294(8)        24,510          37,136          12,254
                                                              118,764(9)
Macke Asset Management.....         --          --             74,294(8)        24,510          37,136          12,254
                                                              118,764(9)
Alan Mendelson(12).........       4,882          *              7,429(8)         2,451           3,714           1,225
                                                               11,876(9)
Robertson Stephens,
 Inc.(13)..................         --          --                --           145,834         220,960          72,916
 Total.....................   1,738,856        3.9%         7,689,451(8)     2,682,600       4,064,542       1,341,299(14)
                                                           12,292,162(9)

--------
  * Less than one percent.

 (1) Based on information, as of August 23, 2001, provided to us by such selling securityholder.

 (2) Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934 using 44,073,107 shares of common stock outstanding as of October 30, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes and warrants. However, we did not assume the conversion of any other holder's notes and warrants.


 (3) The conversion price and the floor price are subject to further adjustment as described under "Description of Notes--Conversion Price Adjustments-- Antidilution Adjustment." Accordingly, the number of shares of common stock into which the notes are convertible may increase or decrease. This prospectus covers any such change in the number of shares issuable.

 (4) Consists of shares of common stock issuable upon exercise of the five-year warrants at the current exercise price of $7.85 per share in cash. The exercise price is subject to antidilution adjustment under the circumstances described under "Description of Five-Year Warrants--Exercise by Holders." Accordingly, the number of shares of common stock into which the five-year warrants are exercisable may increase or decrease. This prospectus covers any such change in the number of shares issuable.

 (5) Consists of shares of common stock issuable upon exercise of the one-year warrants at the current exercise price of $6.73 per share in cash. The exercise price is subject to antidilution adjustment under the circumstances described under "Description of One-Year Warrants--Exercise by Holders." Accordingly, the number of shares of common stock into which the one-year warrants are exercisable may increase or decrease. This prospectus covers any such change in the number of shares issuable.

 (6) Consists of shares of common stock issuable upon exercise of the five-year terminable warrants at the current exercise price of $7.85 per share in cash. The exercise price is subject to antidilution adjustment under the circumstances described under "Description of Five-Year Terminable Warrants--Exercise by Holders." Accordingly, the number of shares of common stock into which the five-year terminable warrants are exercisable may increase or decrease. This prospectus covers any such change in the number of shares issuable.

 (7) David Zaslav, president of NBC Cable, Inc., a division of National Broadcasting Company, Inc., is a member of our board of directors.

 (8) Consists of shares of common stock issuable upon conversion of the notes at the current conversion price of $6.73 per share and a cash payment in lieu of any fractional share interest. Because the conversion price may be anywhere between the current conversion price of $6.73 per share and the floor price of $4.21 per share, the actual number of shares issued upon conversion of the notes may be higher than the number indicated. In addition to the sum of the shares set forth for each selling securityholder, this total includes 9 shares that represent the aggregate fractional shares which were excluded from the number of shares listed for each selling securityholder due to the fact that we will pay cash in lieu of fractional shares upon conversion by a particular selling securityholder.

 (9) Consists of shares of common stock issuable upon conversion of the notes at the current floor price of $4.21, as described under "Description of Notes--Conversion Price Adjustments--Adjustment in the Event Our Common Stock Price Is Less Than the Conversion Price," and a cash payment in lieu of any fractional share interest. Because the conversion price may be anywhere between the current conversion price of $6.73 per share and the floor price of $4.21 per share, the actual number of shares issued upon conversion of the notes of may be lower than the number indicated. In addition to the sum of the shares set forth for each selling securityholder, this total includes 13 shares that represent the aggregate fractional shares which were excluded from the number of shares listed for each selling securityholder due to the fact that we will pay cash in lieu of fractional shares upon conversion by a particular selling securityholder.

(10) We have a commercial relationship with British Sky Broadcasting Group plc, pursuant to an agreement dated February 25, 2000.

(11) John S. Hendricks, chairman and chief executive officer of Discovery Communications, Inc., is a member of our board of directors. We also have a commercial relationship with Discovery Communications, Inc.

(12) Alan Mendelson is a partner at Latham & Watkins, counsel to TiVo. Mr. Mendelson is also the secretary of TiVo.

(13) We issued the warrants to Robertson Stephens, Inc. as partial compensation for its services as placement agent in connection with the private placement of the notes, warrants and units.

(14) In addition to the sum of the shares set forth for each selling securityholder, this total includes 12 shares that represent the aggregate fractional shares which were excluded from the number of shares listed for each selling securityholder due to the fact that we will pay cash in lieu of fractional shares upon exercise by a particular selling securityholder.

   Other than as set forth in the footnotes to the foregoing selling securityholder tables, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with TiVo or any of its predecessors or affiliates within the past three years.

   The selling securityholders purchased all of the notes, warrants and units from us in a private transaction in August 2001, except Robertson Stephens, Inc., to whom we issued warrants as partial compensation for the services it rendered as placement agent in connection with the private transaction. All of the notes, warrants and units were "restricted securities" under the Securities Act of 1933 prior to this registration. The selling securityholders have represented to us that they purchased the notes, warrants and units for their own account for investment only and not with a view toward selling or distributing them, except pursuant to sales registered under the Securities Act or exempt from such registration.

   Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. Information concerning the securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

                              PLAN OF DISTRIBUTION

   The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell the notes, the warrants, the units and/or the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

   The notes, the warrants, the units and the common stock may be sold in one or more transactions at:

  .  fixed prices,

  .  prevailing market prices at the time of sale,

  .  prices related to the prevailing market prices,

  .  varying prices determined at the time of sale, or

  .  negotiated prices.

   These sales may be effected in transactions:

  . for the common stock, on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the Nasdaq National Market,

  .  in the over-the-counter market,

  . otherwise than on such exchanges or services or in the over-the-counter market,

  . through the writing of options, whether the options are listed on an options exchange or otherwise, or

  .  through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

   In connection with the sale of the notes, the warrants, the units and the common stock underlying the notes and warrants or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the notes, the warrants, the units and the common stock underlying the notes and warrants short and deliver these securities to close out such short positions, or loan or pledge the notes, the warrants, the units or the common stock underlying the notes and warrants to broker-dealers that in turn may sell these securities.

   The aggregate proceeds to the selling securityholders from the sale of the notes, the warrants, the units or the common stock underlying the notes and warrants offered by them hereby will be the purchase price thereof less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

   Our outstanding common stock is listed for trading on the Nasdaq National Market. We do not intend to list the notes or the units for trading on any national securities exchange or on the Nasdaq National Market and we cannot assure you that any trading market for the notes or the units will develop. We will use our reasonable best efforts to apply for listing of the warrants on the Nasdaq Stock Market if

  . we have received a written request to so list the warrants from the holders of at least an aggregate of 25% of the warrants outstanding as of the date of original issuance and such request contains a covenant that such holders shall reimburse us, severally and not jointly, for all fees and expenses, including reasonable attorneys' fees, that we reasonably incur in connection therewith;

  . at the time of the receipt of such request and at the time of such listing, the warrants qualify for designation as a Nasdaq National Market or Nasdaq SmallCap Market security that may be listed on the Nasdaq National Market or the Nasdaq SmallCap Market, respectively; and

  . we determine, at the time of the receipt of such request and at the time of such listing, that we can so list the warrants in compliance with the rules and regulations of the Securities and Exchange Commission.

   In order to comply with the securities laws of some states, if applicable, the notes, the warrants, the units and the common stock underlying the notes and warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes, the warrants and the units may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

   The selling securityholders and any broker-dealers or agents that participate in the sale of the notes, the warrants, the units and the common stock underlying the notes and warrants may be deemed to be "underwriters" within the meaning of Section 2(l1) of the Securities Act. Profits on the sale of the notes, the warrants, the units and the common stock underlying the notes and warrants by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be "underwriters" within the meaning of
Section 2(l1) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling securityholders may be deemed to be "underwriters," they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

   The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

   To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling securityholders.

   A selling securityholder may decide not to sell any notes, warrants, units or common stock underlying the notes and warrants described in this prospectus. We cannot assure you that any selling securityholder will use this prospectus to sell any or all of the notes, warrants, units or common stock underlying the notes and warrants.

   With respect to a particular offering of the notes, the warrants, the units or the common stock underlying the notes and warrants by a transferee of the securities, such that such transferee is not listed under "Selling Securityholders," to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

  . the notes, warrants, units or common stock to be offered and sold,

  . the names of the selling securityholders,

  . the respective purchase prices and public offering prices and other material terms of the offering,

  . the names of any participating agents, broker-dealers or underwriters, and

  . any applicable commissions, discounts, concessions and other items constituting, compensation from the selling securityholders.

   We entered into the registration rights agreement for the benefit of holders of the notes, the warrants and the units to register their notes, warrants, units and the common stock underlying the notes and warrants under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling securityholders and TiVo will indemnify each other and their respective directors, officers and controlling persons against specific liabilities in connection with statements contained in the registration statement of which this prospectus is a part, or in a supplemental registration statement, or will be entitled to contribution in connection with those liabilities.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

   The following discussion is a summary of certain U.S. federal tax consequences relevant to the purchase, ownership, and disposition of the notes and warrants, and common stock acquired upon conversion of notes or exercise of warrants by persons who hold the notes, warrants and common stock as capital assets (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code). This discussion is based upon the Internal Revenue Code, Treasury Regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. This discussion does not discuss every aspect of U.S. federal taxation that may be relevant to a particular taxpayer in light of their personal circumstances or to persons who are otherwise subject to special tax treatment (including, without limitation, banks, broker-dealers, insurance companies, pension and other employee benefit plans, tax exempt organizations and entities, investors in pass-through entities, persons who acquire notes and warrants in connection with the performance of services, certain U.S. expatriates, persons holding notes, warrants, or common stock as a part of a hedging or conversion transaction or a straddle, certain hybrid entities and owners of interest therein, holders whose functional currency is not the U.S. dollar and, except to the limited extent described below, persons who are not U.S. holders (as defined below)), and it does not discuss the effect of any applicable U.S. state and local or non-U.S. tax laws or U.S. tax laws other than U.S. income tax law. We have not sought and will not seek any rulings from the Internal Revenue Service concerning the tax consequences of the purchase, ownership or disposition of the notes, warrants, or common stock and, accordingly, we cannot assure you that the Internal Revenue Service will not successfully challenge the tax consequences described below. EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT THEIR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF HOLDING AND DISPOSING OF NOTES, WARRANTS, AND COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES APPLICABLE UNDER THE LAWS OF ANY U.S. STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

   This section summarizes certain U.S. federal income tax consequences of the ownership and disposition of notes, warrants and common stock by "U.S. holders." The term "U.S. holder" refers to a person that is classified for U.S. federal tax purposes as a United States person. For this purpose, a United States person includes

  . a citizen or resident of the United States,

  . a corporation created or organized in the United States or under the laws of the United States or of any state or political subdivision thereof,

  . an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

  . a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons, shall also be considered U.S. holders.

   Issue Price of the Notes and Warrants. For U.S. federal income tax purposes, the notes and warrants were treated as an investment unit, consisting of a note, five-year warrants to purchase 49.01961 shares of our common stock, one-year warrants to purchase 74.27214 shares of our common stock and five-year terminable warrants to purchase 24.50981 shares of our common stock. The issue price of the unit was $1,000, which was the first price at which a substantial portion of the units were sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler. The issue price of each unit is required to be allocated between the note and warrants based upon their relative fair market values. Based on an estimate of the relative fair market values of the notes and warrants, we have treated 81% of the issue price of each unit as allocable to the note, 11% of the issue price as allocable to the five-year warrants, 6% of the issue price as allocable to the one-year warrants and 2% of the issue price as allocable to the five-year terminable warrants comprising each unit. Our allocation is not binding on the Internal Revenue Service, which may challenge such allocation. If the Internal Revenue Service successfully asserts that the issue price of a note is less than the amount allocated by us, there will be a greater amount of original issue discount accruing under the notes.

   Mandatory Purchase and Optional Redemption. If a repurchase event occurs as described under the heading "Description of Notes--Repurchase at Option of Holders upon a Repurchase Event," the holders of the notes will have the right to require us to purchase their notes at a price equal to 110% of the aggregate principal amount, plus accrued interest. Under Treasury regulations issued under provisions of the Code relating to original issue discount, computation of yield and maturity of the notes is not affected by an additional payment right if, based on all the facts and circumstances as of the issue date, payments on the notes are significantly more likely than not to occur in accordance with the stated payment schedule on the notes (which does not reflect a repurchase event). We believe, based on all the facts and circumstances as of the issue date, it is significantly more likely than not that the notes will be paid according to their stated schedule. Therefore, we have not taken the potential additional payment into account in determining the yield and maturity of the notes. The Internal Revenue Service may take a different position, however, which could result in a greater amount of original issue discount accruing under the notes.

   As described under the heading, "Description of Notes--Provisional Redemption," above, under certain circumstances, we may redeem the notes, in whole or in part, at any time before maturity. If we redeem some or all of the notes prior to August 28, 2002, holders of the notes will be entitled to receive a payment in excess of stated principal and interest. Under Treasury regulations issued under provisions of the Internal Revenue Code relating to original issue discount, if an issuer has an unconditional option to redeem notes early and such redemption will not minimize the yield of the notes, computation of yield and maturity of the notes is not affected by additional pre-payments. It is not free from doubt, however, that the option rule applies. The Internal Revenue Service may take a different position, which could result in a greater amount of original issue discount accruing under the notes and could result in any gain recognized by a U.S. holder upon a taxable disposition of a note prior to August 28, 2002 being ordinary income.

   Stated Interest. Stated interest paid or accrued on the notes, other than interest on the notes that accrued during the period prior to the closing of the initial issuance of the notes, will be taxable to a U.S. holder as ordinary income in accordance with the holder's method of accounting for federal income tax purposes.

   Original Issue Discount. The notes were issued with original issue discount for U.S. federal income tax purposes. The amount of original issue discount on a note equals the excess of the "stated redemption price at maturity" of a note over its "issue price." The "stated redemption price at maturity" of a note will equal the sum of its principal amount plus all other payments thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or other property (other than our debt instruments) at least annually at a single fixed rate) and will include:

  . the excess of the interest on the notes that accrued during the period prior to the closing of the initial issuance of the notes over

  . the amount of income that was earned on the purchase price held in escrow prior to the closing of the initial issuance of the notes.

   The "issue price" of a note will be that portion of the issue price of the unit that is allocated to the note under the rules described in "Issue Price of the Notes and Warrants," above. Stated interest on the notes, other than the interest on the notes that accrued during the period prior to the closing of the initial issuance of the notes, will be treated as "qualified stated interest."

   Each U.S. holder, whether reporting on the cash or accrual basis of accounting for tax purposes, will be required to include in taxable income for any particular taxable year the daily portion of the original issue discount described in the preceding paragraph that accrues on the note for each day during the taxable year on which such U.S. holder holds the note. Thus, a U.S. holder will be required to include original issue discount in income in advance of the receipt of the cash to which such original issue discount is attributable. The daily portion is determined by allocating to each day of an accrual period, generally, the period between interest payments or compounding dates, a pro rata portion of the original issue discount allocable to such accrual period. The amount of original issue discount that will accrue during an accrual period is the product of the "adjusted issue price" of the note at the beginning of the accrual period multiplied by the yield to maturity of the note less the amount of any qualified stated interest allocable to such accrual period. The "adjusted issue price" of a note at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of original issue discount that has accrued on the note in all prior accrual periods, and decreased by any payments made during all prior accrual periods of amounts included in the stated redemption price at maturity of the note. Although not free from doubt, we intend to report as taxable income for the first accrual period, original issue discount attributable to:

  . the excess of the interest on the notes that accrued during the period prior to the closing of the initial issuance of the notes over

  . the amount of income that was earned on the purchase price held in escrow prior to the closing of the initial issuance of the notes.

   Liquidated Damages. We may be required to pay additional interest to holders of the notes in the circumstances described under "Registration Rights." Although the matter is not entirely free from doubt, we intend to take the position that the likelihood of paying liquidated damages is remote and that liquidated damages, if paid, would be taxable to a U.S. holder as interest income at the time it accrues or is received in accordance with such holder's method of accounting for U.S. federal income taxation tax purposes. The Internal Revenue Service may take a different position, however, which could affect the timing to the U.S. holder's income with respect to liquidated damages and the availability of our deduction with respect to such additional amounts.

   Market Discount. If a U.S. holder acquires a note at a cost that is less than its adjusted issue price, as defined above, the amount of such difference is treated as "market discount" for federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years to maturity (from the date of acquisition).

   Under the market discount rules of the Internal Revenue Code, a U.S. holder is required to treat any payment that does not constitute a payment of qualified stated interest on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. Thus, partial principal payments are treated as ordinary income to the extent of accrued market discount that has not previously been included in income. If such note is disposed of by the U.S. holder in certain otherwise nontaxable transactions, accrued market discount must be included as ordinary income by the U.S. holder as if the holder had sold the note at its then fair market value.

   In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

   With respect to notes with market discount, a U.S. holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A U.S. holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the Internal Revenue Service. A U.S. holder's tax basis in a note will be increased by the amount of market discount included in the holder's income under the election.

   Premium and Acquisition Premium. If a U.S. holder purchases a note for an amount in excess of the sum of all amounts payable on the note after the date of acquisition, other than payments of qualified stated interest, the holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to the excess, and generally will not be required to include any original issue discount in income. Generally, a U.S. holder may elect to amortize the premium as an offset to qualified stated interest income, using a constant yield method similar to that described above, over the remaining term of the note (where the note is not redeemable prior to its maturity date). A U.S. holder who elects to amortize bond premium must reduce the holder's tax basis in the note by the amount of the premium used to offset qualified stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the Internal Revenue Service.

   If a U.S. holder purchases a note issued with original issue discount at an "acquisition premium," the amount of original issue discount that the U.S. holder includes in gross income is reduced to reflect the acquisition premium. A note is purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is:

  . less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest and

  . greater than the note's adjusted issue price.

   If a note is purchased at an acquisition premium, the U.S. holder reduces the amount of original issue discount that otherwise would be included in income during an accrual period by an amount equal to

  . the amount of original issue discount otherwise includible in income multiplied by

  . a fraction, the numerator of which is the excess of the adjusted basis of the note immediately after its acquisition by the purchaser over the adjusted issue price of the note and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, over the note's adjusted issue price.

   As an alternative to reducing the amount of original issue discount that otherwise would be included in income by this fraction, the U.S. holder may elect to compute original issue discount accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above.

   Election to Treat All Interest as Original Issue Discount. U.S. holders may elect to include in gross income all interest that accrues on a note, including any stated interest, original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by amortizable bond premium and acquisition premium, by using the constant yield method described above under the heading "original issue discount." This election for a note with amortizable bond premium will result in a deemed election to amortize bond premium for all debt instruments owned and later acquired by the U.S. holder with amortizable bond premium and may be revoked only with the permission of the Internal Revenue Service. Similarly, this election for a note with market discount will result in a deemed election to accrue market discount in income currently for the note and for all other debt instruments acquired by the U.S. holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the permission of the Internal Revenue Service. A U.S. holder's tax basis in a note will be increased by each accrual of the amounts treated as original issue discount under the constant yield election described in this paragraph.

   Conversion. A U.S. holder of a note generally will not recognize gain or loss on the conversion of a note into common stock except with respect to cash in lieu of fractional shares. The holding period of the common stock received upon conversion will include the period during which the note was held, and the holder's aggregate tax basis in the common stock received upon conversion of the note will be equal to the holder's aggregate tax basis in the note at the time of conversion, less any portion allocable to any fractional share. However, a holder's tax basis in shares of common stock considered attributable to accrued interest generally will equal the amount of such accrued interest included in income and the holding period will begin on the day following the date of conversion. A U.S. holder of a note will recognize gain or loss for federal income tax purposes upon the receipt of cash in lieu of a fractional share of common stock in an amount equal to the difference between the amount of cash received and the holder's tax basis in such fractional share. This gain or loss should be capital gain or loss and should be taxable as described under "Sale, Retirement, Redemption or Other Taxable Disposition of Notes," below. The fair market value of shares of common stock received which are attributable to accrued interest, will be taxable as ordinary interest income.

   Under Section 305 of the Internal Revenue Code, a U.S. holder of a note may be deemed to have received a constructive distribution from us, which may result in the inclusion of ordinary dividend income, in the event of certain adjustments, or failure to make such adjustments, to the conversion price of the notes.

   Sale, Retirement, Redemption or Other Taxable Disposition of Notes. Upon the sale, retirement, redemption or other taxable disposition of a note, including tendering a note as payment of the exercise price of a warrant, a U.S. holder will recognize gain or loss to the extent of the difference between the sum of the cash and the fair market value of any property received in exchange therefor (except to the extent attributable to the payment of accrued and unpaid interest on the notes, which generally will be taxed as ordinary income to the extent that the holder has not previously recognized this income), and the U.S. holder's adjusted tax basis in the notes. A U.S. holder's tax basis in a note will initially equal the price paid for such note and will subsequently be increased by original issue discount or market discount previously included in respect thereof and will be reduced, but not below zero, by any payments received on the note of amounts included in the stated redemption price at maturity of the note and by any premium that the U.S. holder has taken into account. Generally, any such gain or loss recognized by a U.S. holder upon the sale, retirement, redemption or other taxable disposition of a note will be capital gain or loss, except as described under "Market Discount," above. In the case of a non-corporate U.S. holder, such capital gain will be subject to tax at a reduced rate if the note is held for more than one year. The deductibility of capital losses is subject to limitation.

   Tax Treatment of Warrants. A U.S. holder will generally not recognize gain or loss upon exercise of warrants for cash (except with respect to any cash received in lieu of a fractional share). A U.S. holder will have a tax basis in the common stock received on exercise of a warrant equal to the sum of its tax basis in the warrant and the aggregate cash exercise price paid in respect of such exercise. The holding period of common stock received upon the exercise of a warrant will commence on the day after the warrant is exercised.

   An exercise of warrants using notes will be treated as a taxable disposition of the notes. A U.S. holder will have a tax basis in the common stock received equal to the sum of its tax basis in the surrendered warrant and the amount of the exercise price. The holding period of common stock received will commence on the day after the warrant is exercised.

   The tax consequences of a cashless exercise of a warrant are not clear. Such an exercise may be tax-free, either because the exercise is not a gain realization event or because it qualifies as a tax-free recapitalization. In the former case, a U.S. holder's tax basis in the common stock received would equal the tax basis in the surrendered warrants and the holding period of such common stock would commence on the day after the warrant is exercised. In the latter case, a U.S. holder's tax basis in the common stock received would equal the tax basis in the surrendered warrants, and the holding period of such common stock would include the holding period of the surrendered warrants. It is also possible that the cashless exercise of a warrant could be treated as a taxable exchange in which gain or loss should be recognized.

   If a warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to its tax basis in the warrant. The deductibility of capital losses is subject to limitation. Upon the sale, exchange or redemption of a warrant, a U.S. holder will generally recognize a capital gain or loss equal to the difference, if any, between the amount realized on such sale, exchange or redemption and the U.S. holder's tax basis in such warrant. Such capital gain or loss will be long-term capital gain or loss if, at the time of such sale, exchange or redemption, the warrant has been held for more than one year.

   Under Section 305 of the Internal Revenue Code, a U.S. holder of a warrant may be deemed to have received a constructive distribution from the issuer, which may result in the inclusion of ordinary dividend income, in the event of certain adjustments to the number of shares of common stock to be issued on exercise of a warrant.

   We may be required to pay liquidated damages to holders of the warrants in the circumstances described in "Registration Rights." The tax treatment of the liquidated damages is unclear. It may be treated as a tax-free purchase price adjustment, but it is possible that the Internal Revenue Service will treat the liquidated damages, if paid, as taxable to a U.S. holder as ordinary income at the time it accrues or is received in accordance with the holder's method of accounting for U.S. federal income tax purposes.

   Distributions on Common Stock. Distributions on common stock will be taxable to U.S. holders as ordinary income, to the extent paid out of our current or accumulated earnings and profits, than as a tax-free return of capital to the extent of the U.S. holder's tax basis in the common stock, and thereafter as capital gain from the sale or exchange of such common stock. Subject to certain restrictions, dividends received by a corporate U.S. holder will be eligible for a dividends received deduction.

   Disposition of Common Stock. A U.S. holder will recognize capital gain or loss upon the sale, exchange or other taxable disposition of the common stock in an amount equal to the difference between the amount of cash and the fair market value of other property received, if any, by the U.S. holder and the U.S. holder's tax basis in the common stock. In the case of non-corporate U.S. holder, such capital gain will be subject to tax at a reduced rate if the common stock is held for more than one year. The deductibility of capital losses is subject to limitation.

   Liquidated Damages. We may be required to pay liquidated damages to holders of the notes and holders of the warrants in the circumstances described in "Registration Rights." We intend to withhold tax at a 30% rate from any such payments to non-U.S. holders. If any of the payments were determined not to be subject to U.S. federal income taxation, a non-U.S. holder would be entitled to a refund of the tax withheld.

   Information Reporting; Backup Withholding. We are required to furnish to the record holders of the notes and common stock, other than corporations and other exempt holders, and to the Internal Revenue Service, information with respect to interest paid and the amount of original issue discount accrued on the notes and dividends paid on the common stock.

   A U.S. holder may be subject to backup withholding with respect to interest and original issue discount paid on the notes, dividends paid on the common stock or with respect to proceeds received from a disposition of the notes, warrants or shares of common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

  . fails to furnish its taxpayer identification number, which, for an individual is ordinarily his or her social security number;

  . furnishes an incorrect taxpayer identification number;

  . is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends; or

  . fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and that the Internal Revenue Service has not notified the U.S. holder that it is subject to backup withholding.

   Backup withholding is not an additional tax but, rather, is a method of tax collection. U.S. holders will be entitled to credit any amounts withheld under the backup withholding rules against their actual tax liabilities provided the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders

   Interest and Original Issue Discount. In general, a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax with respect to stated interest or original issue discount received or accrued on the notes so long as

  . the interest and original issue discount is not effectively connected with the conduct of a trade or business within the United States,

  . the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all our classes of stock entitled to vote,

  . the non-U.S. holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership, and

  . the non-U.S. holder properly certifies as to its foreign status as described below.

   A non-U.S. holder can generally meet the certification requirement by providing a properly executed Form W-8 or suitable substitute form. If the non-U.S. holder holds the notes through a financial institution or other agent acting on the holder's behalf, the holder may be required to provide appropriate certifications to the agent. The holder's agent will then generally be required to provide appropriate certifications to us. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the Internal Revenue Service, and such intermediaries generally are not required to forward any certification forms received from non-U.S. holders.

   Dividends on Common Stock. In general, dividends (i.e., distributions or deemed distributions to the extent of our current or accumulated earnings and profits for federal income tax purposes) received by non-U.S. holders of common stock will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with such non-U.S. holder's conduct of a trade or business in the United States (and if a tax treaty applies, dividends that are attributable to a U.S. permanent establishment of such holder) are generally subject to U.S. federal income tax at on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty.

   In order to claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the U.S., a non-U.S. holder must provide a properly executed Internal Revenue Service Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor form as the Internal Revenue Service designates), prior to the payment of dividends. These forms must be periodically updated. non-U.S. holders may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund. If a non-U.S. holder holds common stock through a foreign partnership or a foreign intermediary, the foreign partnership or foreign intermediary will also be required to comply with certain certification requirements.

   Gain on Disposition of Notes, Warrants or Common Stock. Non-U.S. holders generally will not be subject to U.S. federal income taxation, including by way of withholding, on gain recognized on a disposition of notes, warrants or common stock so long as

  . the gain is not effectively connected with the conduct by the non-U.S.
    holder of a trade or business within the United States (or if a tax treaty applies, the gain is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and attributable to a U.S. permanent establishment maintained by such non-U.S. holder) and

  . in the case of a non-U.S. holder who is an individual, such non-U.S.
    holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met. A non-U.S. holder could be subject to U.S. federal income taxation on any additional payment received upon converting a note after it has been called for provisional redemption. We intend to withhold tax from any such payment. If the payment were determined not to be subject to U.S. federal income taxation, a non-U.S. holder would be entitled to a refund of the tax withheld.

   Information Reporting; Backup Withholding. Generally, payments of interest, original issue discount, premium or principal on the notes to non-U.S. holders will not be subject to information reporting or backup withholding if the non-U.S. holder certifies, under penalties of perjury, as to its foreign status or otherwise establishes an exemption.

   We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to each non-U.S. holder on common stock (and the tax withheld with respect to the dividends), regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Pursuant to tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.

   Backup withholding will generally not apply to payments of dividends made by us to a non-U.S. holder of common stock if the holder has provided its taxpayer identification number or the required certification that it is not a U.S. person as described above. Information reporting may still apply with respect to such dividends even if such certification is provided. Notwithstanding the foregoing, backup withholding may apply if we have actual knowledge, or reason to know, that the holder is a U.S. person.

   Information reporting requirements and backup withholding generally will not apply to any payments of the proceeds of the disposition of notes, warrants or shares of common stock effected outside the U.S. by a foreign office or a foreign broker (as defined in applicable Treasury regulations). However, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting (but not backup withholding) will apply to any such payments effected outside the U.S. by such a broker if it:

  . derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.;

  . is a controlled foreign corporation for U.S. federal income tax purposes;
    or

  . is a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business.

   Payments of the proceeds of a disposition of notes, warrants or shares of common stock effected by the U.S. office of a broker will be subject to information reporting requirements and backup withholding tax unless the non-U.S. holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or it otherwise establishes an exemption.

   Any amount withheld under the backup withholding rules may be credited against the non-U.S. holder's U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the Internal Revenue Service.

                                 LEGAL MATTERS

   Certain legal matters in connection with the notes, warrants, units and common stock offered by this prospectus will be passed upon for us by Latham & Watkins, Menlo Park, California.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   The consolidated financial statements incorporated by reference in this prospectus from TiVo's Annual Report on Form 10-K for the year ended December 31, 2000 and TiVo's Transition Report on Form 10-K for the transition period ended January 31, 2001 have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports, which are incorporated herein by reference.

                           INCORPORATION BY REFERENCE

   We have incorporated by reference into this prospectus the documents listed below that we have filed with the Securities and Exchange Commission:

  . Our transition report on Form 10-K for the one-month transition period ended January 31, 2001, filed on April 30, 2001;

  . Our amended and restated annual report on Form 10-K for the year ended
    December 31, 2000, filed on April 9, 2001;

  . Our definitive proxy statement for our 2001 annual meeting of stockholders, filed on April 30, 2001 (except that, based on Securities and Exchange Commission regulations, the performance graph, the Compensation Committee Report and the Audit Committee Report contained therein specifically are not incorporated by reference);

  . Our quarterly report on Form 10-Q for the quarter ended July 31, 2001, filed on September 14, 2001;

  . Our quarterly report on Form 10-Q for the quarter ended April 30, 2001, filed on June 14, 2001;

  . Our current reports on Form 8-K, filed on February 1, 2001, February 14,
    2001, February 28, 2001, March 15, 2001, March 19, 2001, July 24, 2001,
    August 20, 2001, August 30, 2001, August 31, 2001 and October 31, 2001;
    and


  . the description of our common stock contained in our registration statement on Form 8-A, filed with the Securities and Exchange Commission on August 25, 1999.

   We incorporate by reference into this prospectus any future filings that we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, until the date of completion of the sale of securities covered by this prospectus. This means that we can disclose important business, financial and other information in this prospectus by referring you to the publicly filed documents containing this information. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later. Any information that we subsequently file with the Securities and Exchange Commission that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus.

   We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference. You may obtain copies of these documents from us without charge by writing to us at TiVo Inc., 2160 Gold Street, Alviso, California 95002, or calling us at (408) 519-9100.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the informational and reporting requirements of the Securities Exchange Act of 1934, under which we file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549 or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fees. Please call the Securities and Exchange Commission at 800-SEC-0330 for further information about the Public Reference Room. These reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                [TIVO INC. LOGO]

                                   TIVO INC.

              $51,750,000 of 7% Convertible Senior Notes Due 2006

   2,682,600 Five-Year Warrants to Purchase 2,682,600 Shares of Common Stock

                         4,064,542 Units Consisting of
  4,064,542 One-Year Warrants to Purchase 4,064,542 Shares of Common Stock and 4,064,542 Five-Year Terminable Warrants to Purchase 1,341,299 Shares of Common
                                     Stock

                      Shares of Common Stock Issuable upon
              Conversion of the Notes and Exercise of the Warrants

                               ----------------

                                   PROSPECTUS

                               ----------------

   You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the 7% Convertible Senior Notes Due 2006; the Five-Year Warrants; the Units consisting of One-Year Warrants and Five-Year Terminable Warrants; the One-Year Warrants; the Five-Year Terminable Warrants; and the common stock being registered. All of the amounts shown are estimates except the Securities and Exchange Commission (the "Commission") registration fee.

                                                                      Amount
                                                                    -----------
   Commission Registration Fee..................................... $ 27,673.00
   Costs of Printing*.............................................. $ 30,000.00
   Legal Fees and Expenses*........................................ $100,000.00
   Accounting Fees and Expenses*................................... $ 25,000.00
   Miscellaneous Expenses*......................................... $ 17,327.00
                                                                    -----------
     Total*........................................................ $200,000.00
                                                                    ===========

--------
* Estimated

Item 15. Liability and Indemnification of Directors and Officers.

   We are a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

   Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation's request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his conduct was unlawful.

   Subsection (b) of Section 145 empowers a corporation to indemnify any present or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

   Section 145 further provides that to the extent a director, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation's request as a director, officer or employee of another organization, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

   Our Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of duty of loyalty to Registrant or to its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Our Amended and Restated Certificate of Incorporation further states that if the Delaware General Corporation Law is later amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

   Our Amended and Restated Bylaws provide that we shall indemnify our officers and directors to the fullest extent not prohibited by Delaware law and authorizes us to modify the extent of such indemnification by individual contracts with our officers and directors. Our Amended and Restated Bylaws further provide, however, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in our sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law or (iv) such indemnification is required to be made pursuant to our contractual obligations to our directors and officers. Our Amended and Restated Bylaws further provide that we have the power to indemnify our officers, employees and other agents as set forth in the Delaware General Corporation Law.

   We have entered into indemnification agreements with substantially all of our executive officers and directors, which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

Item 16. Index to Exhibits.


 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
   4.1   Indenture, dated as of August 28, 2001, among TiVo Inc. and The Bank of New York, as Trustee, regarding the 7% Convertible Senior Notes due
         2006 (previously filed as Exhibit 4.1 to our Current Report on Form 8-
         K, filed on August 30, 2001 and incorporated herein by reference).

   4.2 Form of Note (previously filed as Exhibit 4.1 to our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2001 and incorporated herein by reference).

   4.3   Warrant Agreement, dated as of August 28, 2001, among TiVo Inc. and
         The Bank of New York, as Warrant Agent, regarding the Five-Year
         Warrants (previously filed as Exhibit 4.2 to our Current Report on
         Form 8-K, filed on August 30, 2001 and incorporated herein by reference).

   4.4   Form of Five-Year Warrant (previously filed as Exhibit 4.2 to our
         Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2001 and incorporated herein by reference).

   4.5   Warrant Agreement, dated as of August 28, 2001, among TiVo Inc. and
         The Bank of New York, as Warrant Agent, regarding the One-Year
         Warrants (previously filed as Exhibit 4.3 to our Current Report on
         Form 8-K, filed on August 30, 2001 and incorporated herein by reference).

   4.6   Form of One-Year Warrant (previously filed as Exhibit 4.3 to our
         Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2001 and incorporated herein by reference).

   4.7   Warrant Agreement, dated as of August 28, 2001, among TiVo Inc. and
         The Bank of New York, as Warrant Agent, regarding the Five-Year
         Terminable Warrants (previously filed as Exhibit 4.4 to our Current
         Report on Form 8-K, filed on August 30, 2001 and incorporated herein by reference).

   4.8 Form of Five-Year Terminable Warrant (previously filed as Exhibit 4.4 to our Quarterly Report on Form 10-Q for the quarterly period ended
         July 31, 2001 and incorporated herein by reference).

   4.9   Registration Rights Agreement, dated as of August 28, 2001, among TiVo
         Inc. and the securityholders named therein (previously filed as Exhibit 99.3 to our Current Report on Form 8-K, filed on August 30,
         2001 and incorporated herein by reference).

   4.10  Amended and Restated Certificate of Incorporation (previously filed as
         Exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 and incorporated herein by reference).

   4.11  Amended and Restated Bylaws (previously filed as Exhibit 3.4 to our
         Registration Statement on Form S-1, File No. 333-83515, and incorporated herein by reference).

   4.12 Form of Common Stock Certificate (previously filed as Exhibit 4.2 to our Registration Statement on Form S-1, File No. 333-83515, and incorporated herein by reference).

  *5.1   Opinion of Latham & Watkins.

 *12.1   Statement of Computation of Ratios.

 *23.1   Consent of Latham & Watkins.

 *23.2   Consent of Independent Public Accountants.

 *24.1   Power of Attorney.

  25.1   Statement of Eligibility under the Trust Indenture Act of 1939 of a
         Corporation Designated to Act as Trustee of The Bank of New York (Form
         T-1).

--------

* Previously filed.

Item 17. Undertakings.

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total increase or decrease in volume of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price, set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

   (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alviso, state of California, on the 1st day of November, 2001.


                                          Tivo Inc.

                                                /s/ Michael Ramsay

                                          By: ________________________________

                                                    Michael Ramsay


                                             Chief Executive Officer and


                                            Chairman of the Board of Directors



   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


               Signature                            Title                   Date
               ---------                            -----                   ----


         /s/ Michael Ramsay             Chief Executive Officer and   November 1, 2001
 ______________________________________  Chairman of the Board of
             Michael Ramsay              Directors (Principal
                                         Executive Officer)

                   *                    Chief Financial Officer and   November 1, 2001
 ______________________________________  Senior Vice President of
           David H. Courtney             Finance and Administration
                                         (Principal Financial and
                                         Accounting Officer)

                   *                              Director            November 1, 2001
 ______________________________________
             Stewart Alsop

                   *                              Director            November 1, 2001
 ______________________________________
              James Barton

                   *                              Director            November 1, 2001
 ______________________________________
            Larry N. Chapman

                   *                              Director            November 1, 2001
 ______________________________________
           John S. Hendricks

                                                  Director
 ______________________________________
            Michael J. Homer

               Signature                            Title                   Date
               ---------                            -----                   ----

                   *                              Director            November 1, 2001
 ______________________________________
             Randy Komisar

                                                  Director
 ______________________________________
           Jan P. Oosterveld

                   *                              Director            November 1, 2001
 ______________________________________
            Geoffrey Y. Yang

                                                  Director
 ______________________________________
            David M. Zaslav


     */s/ Michael Ramsay


By:_____________________________


          Michael Ramsay


       as attorney-in-fact

                                 EXHIBIT INDEX


 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
   4.1   Indenture, dated as of August 28, 2001, among TiVo Inc. and The Bank of New York, as Trustee, regarding the 7% Convertible Senior Notes due
         2006 (previously filed as Exhibit 4.1 to our Current Report on Form 8-
         K, filed on August 30, 2001 and incorporated herein by reference).

   4.2 Form of Note (previously filed as Exhibit 4.1 to our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2001 and incorporated herein by reference).

   4.3   Warrant Agreement, dated as of August 28, 2001, among TiVo Inc. and
         The Bank of New York, as Warrant Agent, regarding the Five-Year
         Warrants (previously filed as Exhibit 4.2 to our Current Report on
         Form 8-K, filed on August 30, 2001 and incorporated herein by reference).

   4.4   Form of Five-Year Warrant (previously filed as Exhibit 4.2 to our
         Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2001 and incorporated herein by reference).

   4.5   Warrant Agreement, dated as of August 28, 2001, among TiVo Inc. and
         The Bank of New York, as Warrant Agent, regarding the One-Year
         Warrants (previously filed as Exhibit 4.3 to our Current Report on
         Form 8-K, filed on August 30, 2001 and incorporated herein by reference).

   4.6   Form of One-Year Warrant (previously filed as Exhibit 4.3 to our
         Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2001 and incorporated herein by reference).

   4.7   Warrant Agreement, dated as of August 28, 2001, among TiVo Inc. and
         The Bank of New York, as Warrant Agent, regarding the Five-Year
         Terminable Warrants (previously filed as Exhibit 4.4 to our Current
         Report on Form 8-K, filed on August 30, 2001 and incorporated herein by reference).

   4.8 Form of Five-Year Terminable Warrant (previously filed as Exhibit 4.4 to our Quarterly Report on Form 10-Q for the quarterly period ended
         July 31, 2001 and incorporated herein by reference).

   4.9   Registration Rights Agreement, dated as of August 28, 2001, among TiVo
         Inc. and the securityholders named therein (previously filed as Exhibit 99.3 to our Current Report on Form 8-K, filed on August 30,
         2001 and incorporated herein by reference).

   4.10  Amended and Restated Certificate of Incorporation (previously filed as
         Exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 and incorporated herein by reference).

   4.11  Amended and Restated Bylaws (previously filed as Exhibit 3.4 to our
         Registration Statement on Form S-1, File No. 333-83515, and incorporated herein by reference).

   4.12 Form of Common Stock Certificate (previously filed as Exhibit 4.2 to our Registration Statement on Form S-1, File No. 333-83515, and incorporated herein by reference).

  *5.1   Opinion of Latham & Watkins.

 *12.1   Statement of Computation of Ratios.

 *23.1   Consent of Latham & Watkins.

 *23.2   Consent of Independent Public Accountants.

 *24.1   Power of Attorney.

  25.1   Statement of Eligibility under the Trust Indenture Act of 1939 of a
         Corporation Designated to Act as Trustee of The Bank of New York (Form
         T-1).

--------

* Previously filed.